PROSPECTUS

                                [graphic omitted]

                               OFFER TO EXCHANGE

                                  $300,000,000


                          Toll Brothers Finance Corp.
                          6.875% Senior Notes due 2012
                        Guaranteed on a Senior Basis by
                              Toll Brothers, Inc.

 and Certain of its Subsidiaries Which Have Been Registered Under the Securities
   Act of 1933 for any and all of the Outstanding Toll Brothers Finance Corp.
                          6.875% Senior Notes due 2012

The Exchange Notes

     o The terms of the exchange notes we are issuing will be substantially identical to the outstanding notes that we issued on November 22, 2002, except for the elimination of some transfer restrictions, registration rights and additional interest payments relating to the outstanding notes.

     o Interest on the exchange notes will accrue at the rate of 6.875% per year, payable on May 15 and November 15 of each year, beginning May 15, 2003, and the notes will mature on November 15, 2012.

     o The exchange notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness.


     o We may redeem some or all of the exchange notes at any time at the prices described under the heading "Description of Exchange Notes -- Optional Redemption." The exchange notes will not have the benefit of any sinking fund.


     o The exchange notes are expected to be listed on the New York Stock Exchange.

Material Terms of the Exchange Offer

     o The exchange offer expires at 5:00 p.m., New York City time, on August 12, 2003, unless extended.

     o Our completion of the exchange offer is subject to customary conditions, which we may waive.

     o Upon our completion of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

     o Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

     o The exchange of exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

     o  We will not receive any proceeds from the exchange offer.

   For a discussion of factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 11 of this prospectus.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved or passed on the adequacy or accuracy of this prospectus or the investment merits of the notes offered hereby. Any representation to the contrary is a criminal offense.

                                ----------------

                  The date of this prospectus is July 11, 2003

   You should rely only on the information contained or incorporated by reference in this prospectus or elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                ----------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Documents Incorporated by Reference .....................................     i
Available Information ...................................................    ii
Summary .................................................................     1
Risk Factors ............................................................    11
Forward-Looking Statements ..............................................    17
Use of Proceeds .........................................................    19
Capitalization ..........................................................    19
Selected Consolidated Financial Information and Operating Data ..........    20
The Guarantors. .........................................................    21
Description of Other Indebtedness .......................................    24
The Exchange Offer ......................................................    24
Description of Exchange Notes ...........................................    36
United States Federal Income Tax Considerations .........................    49
Plan of Distribution ....................................................    50
Legal Matters ...........................................................    51
Experts .................................................................    52

                                ----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

   The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" into this prospectus the information Toll Brothers, Inc. files with the Commission. This means that we are permitted to disclose important information to you by referring you to other documents Toll Brothers, Inc. has filed with the Commission. We incorporate by reference in two ways. First, we list certain documents that Toll Brothers, Inc. has filed with the Commission. The information in these documents is considered part of this prospectus. Second, Toll Brothers, Inc. expects to file additional documents with the Commission in the future. The information in these documents, when filed, will update and supersede the current information included in or incorporated by reference in this prospectus. You should consider any statement contained in this prospectus or in a document which is incorporated by reference into this prospectus to be modified or superseded to the extent that the statement is modified or superseded by another statement contained in a later dated document that constitutes a part of this prospectus or is incorporated by reference into this prospectus. You should consider any statement which is so modified or superseded to be a part of this prospectus only as so modified or superseded.

   We incorporate by reference in this prospectus all the documents listed below and any filings Toll Brothers, Inc. makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until completion of the exchange offer:


     o Annual Report on Form 10-K of Toll Brothers, Inc. filed with the Commission for the fiscal year ended October 31, 2002;

     o Quarterly Reports on Form 10-Q of Toll Brothers, Inc. filed with the Commission for the quarters ended January 31, 2003 and April 30, 2003; and

     o Current Reports on Form 8-K of Toll Brothers, Inc. filed with the Commission on November 15, 2002, November 18, 2002, November 22, 2002, November 27, 2002, March 26, 2003, March 28, 2003, May 8, 2003, May
        28, 2003 and July 1, 2003.

   We will deliver, without charge, to anyone receiving this prospectus, upon written or oral request, a copy of any document incorporated by reference in this prospectus but not delivered with this prospectus, but the exhibits to those documents will not be delivered unless they have been specifically incorporated by reference. Requests for these documents should be made to:
Director of Investor Relations, Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, PA 19006, (215) 938-8000. We will also make available to the holders of the securities offered by this prospectus annual reports which will include audited financial statements of Toll Brothers, Inc. and its consolidated subsidiaries, including Toll Brothers Finance Corp. We do not expect that Toll Brothers Finance Corp. will be required to make filings with the Commission under Section 15(d) of the Securities Exchange Act of 1934.

   To obtain timely delivery from the Company of documents incorporated by reference in this prospectus, you must request the information no later than five business days prior to the expiration of the exchange offer. The exchange offer will expire on August 12, 2003, unless extended.


   You should rely only on the information incorporated by reference or provided in this prospectus and any supplement or elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone else to provide you with different information.


                             AVAILABLE INFORMATION


   This prospectus is part of a registration statement on Form S-4 that we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

   Toll Brothers, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with those requirements, Toll Brothers, Inc. files annual, quarterly and special reports, proxy statements and other information with the Commission. You can read and copy any document Toll Brothers, Inc. files with the Commission at the Commission's public reference room at the following location:

                                Judiciary Plaza
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

   You may obtain information on the operation of the Commission's public reference room by calling the Commission at 1-800-SEC-0330. The Commission filings of Toll Brothers, Inc. are also available to the public from the Commission's Internet website at http://www.sec.gov. We also make available free of charge on our website, at http://www.tollbrothers.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. In addition, the common stock of Toll Brothers, Inc. is listed on the New York Stock Exchange and similar information concerning Toll Brothers, Inc. can be inspected and copied at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005. The common stock of Toll Brothers, Inc. is also listed on the Pacific Exchange, but the Pacific Exchange does not have a public reference room for review of Commission filings of its listed companies.

                                    SUMMARY

   The following summary highlights selected information from this document and may not contain all the information that may be important to you. This summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Except as noted in sections of this prospectus entitled "Summary--The Exchange Offer," "Summary--The Exchange Notes," "The Exchange Offer," and "Description of Exchange Notes," or unless otherwise expressly stated or the context requires, all references to "we," "us," "our," and all similar references used in this prospectus are to Toll Brothers, Inc. and its consolidated subsidiaries, including Toll Brothers Finance Corp. and the subsidiary guarantors.
Throughout this prospectus, we use the terms "old notes" and "outstanding notes" to refer to the currently outstanding 6.875% Senior Notes due 2012 of Toll Brothers Finance Corp. for which the exchange notes are being offered for exchange. Unless otherwise stated or the context otherwise requires, references to "senior notes" refers to the outstanding old notes and the exchange notes, collectively.


                              Toll Brothers, Inc.

Overview


   Toll Brothers, Inc., through its subsidiaries, designs, builds, markets and arranges financing for single-family detached and attached homes in middle-income and high-income residential communities. We cater to the move-up, empty-nester and age-qualified home buyer. We currently conduct operations in 21 states and six regions around the United States. Our communities are generally located on land we have developed or acquired fully approved and, in some cases, improved. We market our homes primarily to middle-income and upper-income buyers. We emphasize high quality construction and customer satisfaction. We also operate our own land development, architectural, engineering, mortgage, title, golf course development and management, security monitoring, landscape, cable T.V., broadband Internet access, lumber distribution, house component assembly and manufacturing operations.


   At October 31, 2002, we were operating in 243 communities containing over 21,800 home sites which we owned or controlled through options. Of the 243 communities, 170 were offering homes for sale, 34 had not yet opened for sale and 39 were sold out but all home deliveries had not been completed. At October 31, 2002, we also owned or controlled through options approximately 19,000 home sites in 157 proposed communities. We expect to have approximately 185 selling communities by October 31, 2003. Of the approximately 40,800 lots owned or controlled through options at October 31, 2002, we owned approximately 25,800 of them.

   At October 31, 2002, we were offering single-family detached homes at prices, excluding customized options, generally ranging from $233,000 to $1,493,000 with an average base sales price of $501,000. We were offering single-family attached homes at prices, excluding customized options, generally ranging from $166,000 to $622,000, with an average base sales price of $322,000. On average, homebuyers added approximately 21% in options and lot premiums to the base price of homes delivered in fiscal 2002.

   For the fiscal year ended October 31, 2002, revenues from housing sales were approximately $2.28 billion (4,430 homes) as compared to $2.18 billion (4,358 homes) for fiscal 2001. New sales contracts were approximately $2.75 billion (5,113 homes) in fiscal 2002 as compared to $2.17 billion
(4,366 homes) in fiscal 2001.

   In recognition of our achievements, we have received numerous awards from national, state and local homebuilder publications and associations. We are the only publicly traded national homebuilder to have won all three of the industry's highest honors: America's Best Builder (1996), the National Housing Quality Award (1995), and Builder of the Year (1988).

Recent Developments


   For the six months ended April 30, 2003, revenues from housing sales were $1.16 billion (2,145 homes), 13% higher than the $1.02 billion (2,065 homes) in revenues from housing sales during the six-month period ended April 30, 2002. New contracts signed for the six months ended April 30, 2003 were $1.51 billion (2,733 homes), a 9% increase over the $1.39 billion (2,634 homes) in new contracts signed during the same period of fiscal 2002.

   For the three months ended April 30, 2003, revenues from housing sales were $601 million (1,109 homes), 11% higher than the $539 million (1,086 homes) in revenues from housing sales during the three-month period ended April 30, 2002. New contracts signed for the three months ended April 30, 2003 were $927 million (1,667 homes), a 3% increase over the $902 million (1,706 homes) in new contracts signed during the same period of fiscal 2002.

   At April 30, 2003, we were selling from 176 communities as compared to 166 communities at April 30, 2002 and 170 communities at October 31, 2002. We expect to have approximately 185 communities open for sale by October 31, 2003.

   Our backlog of homes under contract at April 30, 2003 was $2.21 billion (3,937 homes) as compared to $1.77 billion (3,271 homes) at April 30, 2002. We expect to deliver substantially all homes in backlog at April 30, 2003 by April 30, 2004. Based on the size of our current backlog, the number of homes delivered during the six months ended April 30, 2003, the continued demands for our product and the increased number of communities from which we are currently operating, we believe that we will deliver approximately 5,000 homes in fiscal 2003 and expect the average delivered price of those homes will be between $535,000 and $540,000.


Executive Offices

   Our executive offices are located at 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006. Our telephone number is (215) 938-8000.

                          Toll Brothers Finance Corp.


   Toll Brothers Finance Corp. is an indirect, wholly-owned subsidiary of Toll Brothers, Inc. Toll Brothers Finance Corp. generates no operating revenues and will not have any independent operations other than the financing of other subsidiaries of Toll Brothers, Inc. by lending the proceeds of the old notes and the proceeds of any borrowings Toll Brothers Finance Corp. may make in the future.

                          Summary--The Exchange Offer


   The following is a brief summary of certain terms of this exchange offer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus. As used in this "Summary--The Exchange Offer" section, all references to "we," "us," "our," and all similar references are to Toll Brothers Finance Corp.

The Exchange Offer......................  The exchange offer relates to the exchange of up to $300 million
                                          aggregate principal amount of our
                                          6.875% Senior Notes due 2012 that
                                          have been registered under the
                                          Securities Act of 1933 for an equal
                                          aggregate principal amount of our
                                          outstanding unregistered 6.875%
                                          Senior Notes due 2012. On November
                                          22, 2002, we issued and sold $300
                                          million in aggregate principal
                                          amount of these old notes in a
                                          private placement. The form and
                                          terms of the exchange notes are
                                          substantially the same as the form
                                          and terms of the old notes, except
                                          that the exchange notes have been
                                          registered under the Securities Act
                                          and will not bear legends
                                          restricting their transfer. We
                                          issued the old notes under an
                                          indenture which grants you a number
                                          of rights. The exchange notes also
                                          will be issued under that indenture
                                          and you will have the same rights
                                          under the indenture as the holders
                                          of the old notes. See "Description
                                          of Exchange Notes." We are offering
                                          to exchange $1,000 principal amount
                                          of our exchange notes for each
                                          $1,000 principal amount of old
                                          notes.

Accrued Interest on the
Exchange Notes..........................  Interest on the exchange notes will accrue from the last interest
                                          payment date on which interest was
                                          paid on the old notes or, if no
                                          interest was paid on the old notes,
                                          from the date of issuance of the old
                                          notes, which was November 22, 2002.
                                          Holders whose old notes are accepted
                                          for exchange will be deemed to have
                                          waived the right to receive any
                                          interest accrued on the old notes.

No Minimum Condition....................  We are not conditioning the exchange offer on the tender of any minimum
                                          principal amount of old notes.

Expiration Date.........................  The exchange offer will expire at
                                          5:00 p.m., New York City time, on
                                          August 12, 2003 unless we decide to
                                          extend the exchange offer.

Withdrawal Rights.......................  You may withdraw your tender at any time before the exchange offer
                                          expires.

Conditions to the Exchange
Offer...................................  The exchange offer is subject to customary conditions, which we may
                                          waive. We currently anticipate that
                                          each of the conditions will be
                                          satisfied and that we will not need
                                          to waive any conditions. We reserve
                                          the right to terminate or amend the
                                          exchange offer at any time before
                                          the expiration date if any of the
                                          conditions occurs. For additional
                                          information, see the section "The
                                          Exchange Offer" in this prospectus
                                          under the subheading "Certain
                                          Conditions to the Exchange Offer."

Procedures for Tendering
Old Notes...............................  If you are a holder of old notes who wishes to accept the exchange offer,
                                          you must:

                                          o complete, sign and date the
                                            accompanying letter of transmittal,
                                            or a facsimile of the letter of
                                            transmittal, and mail
                                            or otherwise deliver the letter of
                                            transmittal, together with your old
                                            notes, to the exchange agent at the
                                            address provided in the section
                                            "The Exchange Offer" in this
                                            prospectus under the subheading
                                            "Exchange Agent"; or

                                          o arrange for The Depository Trust
                                            Company to transmit certain
                                            required information, including an
                                            agent's message forming part of a
                                            book-entry transfer in which you
                                            agree to be bound by the terms of
                                            the letter of transmittal, to the
                                            exchange agent in connection with a
                                            book-entry transfer.

Resale Without Further
Registration............................  We believe that you may resell or otherwise transfer the exchange
                                          notes that you receive in the
                                          exchange offer without complying
                                          with the registration and prospectus
                                          delivery provisions of the
                                          Securities Act so long as you are
                                          not a broker-dealer and you meet the
                                          following conditions:

                                          o you are not an "affiliate" of ours
                                            within the meaning of Rule 405 of
                                            the Securities Act;

                                          o you are acquiring the exchange
                                            notes issued in the exchange offer
                                            in the ordinary course of your
                                            business; and

                                          o you have no arrangement or
                                            understanding with any person to
                                            participate in the distribution of
                                            the exchange notes.

                                          By signing the letter of transmittal
                                          and tendering your old notes, you
                                          will be making representations to
                                          this effect. You may incur liability
                                          under the Securities Act if:

                                          o any of the representations listed
                                            above are not true; and


                                          o you transfer any exchange note
                                            issued to you in the exchange offer
                                            without complying with the
                                            registration and prospectus
                                            delivery requirements of the
                                            Securities Act, unless the transfer
                                            otherwise meets an exemption from
                                            the registration requirements under
                                            the Securities Act.


                                          We do not assume, or indemnify you
                                          against, liability under these
                                          circumstances which means that we
                                          will not protect you from any loss
                                          you incur as a result of this
                                          liability.

Restrictions on Resale by
Broker-Dealers..........................  Each broker-dealer that has received exchange notes for its own account
                                          in exchange for old notes that were
                                          acquired as a result of market-
                                          making or other trading activities
                                          must acknowledge that it will
                                          deliver a prospectus meeting the
                                          requirements of the Securities Act
                                          in connection with any resale of the
                                          exchange notes. A broker-dealer may
                                          use this prospectus in connection
                                          with any resale for a period of 270
                                          days after the end of the exchange
                                          offer.

Special Procedures for
Beneficial Owners.......................  If you beneficially own old notes registered in the name of a broker,
                                          dealer, commercial bank, trust
                                          company or other nominee and you
                                          wish to tender your old notes in the
                                          exchange offer, you should contact
                                          the registered holder promptly and
                                          instruct it to tender on your
                                          behalf. If you wish to tender on
                                          your own behalf, you must, prior to
                                          completing and executing the letter
                                          of transmittal and delivering your
                                          old notes, either arrange to have
                                          your old notes registered in your
                                          name or obtain a properly
                                          completed bond power from the
                                          registered holder. The transfer of
                                          registered ownership may take
                                          considerable time.

Guaranteed Delivery
Procedures..............................  If you wish to tender your old notes and time will not permit your
                                          required documents to reach the
                                          exchange agent by the expiration
                                          date, or the procedures for book-
                                          entry transfer cannot be completed
                                          on time, you may tender your old
                                          notes according to the guaranteed
                                          delivery procedures described in the
                                          section "The Exchange Offer" in this
                                          prospectus under the subheading
                                          "Procedures for Tendering Old
                                          Notes."

Acceptance of Old Notes and
Delivery of Exchange Notes..............  We will accept for exchange all old notes which are properly tendered in
                                          the exchange offer prior to 5:00
                                          p.m., New York City time, on the
                                          expiration date. The exchange notes
                                          issued in the exchange offer will be
                                          delivered promptly following the
                                          expiration date. For additional
                                          information, see the section "The
                                          Exchange Offer" in this prospectus
                                          under the subheading "Acceptance of
                                          Old Notes for Exchange; Delivery of
                                          Exchange Notes."

Use of Proceeds.........................  We will not receive any proceeds from the issuance of exchange notes
                                          in the exchange offer. We will pay
                                          for our expenses incident to the
                                          exchange offer.

Federal Income Tax......................  The exchange of exchange notes for old notes in the exchange offer will
                                          not be a taxable event for federal
                                          income tax purposes. For additional
                                          information, see the section "United
                                          Stated Federal Income Tax
                                          Considerations" in this prospectus.

Effect on Holders of Old
Notes...................................  As a result of this exchange offer, we will have fulfilled a covenant
                                          contained in the registration rights
                                          agreement dated as of November 22,
                                          2002 by and among Toll Brothers
                                          Finance Corp., Toll Brothers, Inc.
                                          and each of the initial purchasers
                                          named in the agreement and,
                                          accordingly, there will be no
                                          increase in the interest rate on the
                                          old notes. If you do not tender your
                                          old notes in the exchange offer:

                                          o you will continue to hold the old
                                            notes and will be entitled to all
                                            the rights and limitations
                                            applicable to the old notes under
                                            the indenture governing the notes,
                                            except for any rights under the
                                            registration rights agreement that
                                            terminate as a result of the
                                            completion of the exchange offer;
                                            and

                                          o you will not have any further
                                            registration or exchange rights and
                                            your old notes will continue to be
                                            subject to restrictions on
                                            transfer. Accordingly, the trading
                                            market for untendered old notes
                                            could be adversely affected.

Exchange Agent..........................  Bank One Trust Company, National
                                          Association is serving as exchange
                                          agent in connection with the
                                          exchange offer.

                          Summary--The Exchange Notes

   The following is a brief summary of certain terms of the exchange notes. For a more complete description of the terms of the exchange notes, see "Description of Exchange Notes" in this prospectus. As used in this "Summary--The Exchange Notes" section, all references to "we," "us," "our," and all similar references are to Toll Brothers Finance Corp.

Terms of the Exchange Notes:

Issuer..................................  Toll Brothers Finance Corp.

Exchange Notes Offered..................  Up to $300 million principal amount of 6.875% Senior Notes due 2012. The
                                          form and terms of the exchange notes
                                          will be the same as the form and
                                          terms of the old notes, except that:

                                          o the exchange notes will have been
                                            registered under the Securities
                                            Act, will not contain transfer
                                            restrictions, and will not bear
                                            legends restricting their transfer;

                                          o the exchange notes will not contain
                                            terms providing for the payment of
                                            additional interest under
                                            circumstances relating to our
                                            obligation to file and cause to be
                                            effective a registration statement;

                                          o the exchange notes will be
                                            represented by one or more global
                                            notes in book entry form; and

                                          o the exchange notes will be issuable
                                            in denominations of $1,000 and
                                            multiples thereof.

Interest................................  Interest will accrue on the exchange notes at a rate of 6.875% per annum
                                          and will be payable semi-annually in
                                          arrears on May 15 and November 15 of
                                          each year, commencing on May 15,
                                          2003. Interest will accrue from
                                          November 22, 2002, the date of
                                          issuance of the old notes, or, if
                                          interest has already been paid, from
                                          the date it was most recently paid.

Maturity Date...........................  November 15, 2012.

Ranking.................................  The exchange notes will be:

                                          o structurally subordinated to the
                                            prior claims of creditors,
                                            including trade creditors, of the
                                            subsidiaries of Toll Brothers, Inc.
                                            that are not guarantors of the
                                            exchange notes, the aggregate
                                            amount of which claims was
                                            approximately $108 million at
                                            April 30, 2003; and

                                          o effectively subordinated to the
                                            secured indebtedness of the
                                            guarantors of the exchange notes,
                                            which indebtedness is comprised
                                            principally of indebtedness secured
                                            by purchase money mortgages on some
                                            of their respective real property,
                                            the aggregate principal amount of
                                            which indebtedness was
                                            approximately $42.8 million at
                                            April 30, 2003.

                                          The exchange notes will rank equally
                                          with all of our unsecured and
                                          unsubordinated indebtedness including,
                                          without limitation, any indebtedness
                                          arising from our guarantee of the
                                          unsecured revolving credit facility
                                          and term loan of First Huntingdon
                                          Finance Corp., and will rank senior to
                                          our subordinated indebtedness. For
                                          additional information on the material
                                          indebtedness of Toll Brothers, Inc.
                                          and its subsidiaries other
                                          than the old notes, see "Description
                                          of Other Indebtedness" in this
                                          prospectus.

                                          For information regarding the
                                          ranking of the guarantees being
                                          issued by Toll Brothers, Inc. and
                                          its guarantor subsidiaries, see
                                          "Guarantees" in this "Summary--The
                                          Exchange Notes."

Guarantees..............................  Payment of principal and interest on the exchange notes will be fully and
                                          unconditionally guaranteed, jointly
                                          and severally, by Toll Brothers, Inc.
                                          and all of its subsidiaries that
                                          guarantee its current bank credit
                                          facilities. Each guarantee will rank
                                          equally with all other unsecured and
                                          unsubordinated indebtedness of the
                                          entity giving the guarantee including,
                                          without limitation, any indebtedness
                                          arising from the entity's guarantee of
                                          the unsecured revolving credit
                                          facility and term loan of First
                                          Huntingdon Finance Corp. At April 30,
                                          2003, these guarantors had
                                          approximately $42.8 million aggregate
                                          principal amount of secured
                                          indebtedness comprised principally of
                                          indebtedness secured by purchase money
                                          mortgages on some of their respective
                                          real property for borrowed money
                                          outstanding, which indebtedness will
                                          rank senior to their guarantees of the
                                          exchange notes. In addition, Toll
                                          Brothers, Inc.'s guarantee will be
                                          structurally subordinated to the prior
                                          claims of creditors, including trade
                                          creditors, of its subsidiaries that
                                          are not guarantors of the exchange
                                          notes, the aggregate amount of which
                                          claims was approximately $108 million
                                          at April 30, 2003 and will rank senior
                                          to its guarantee of the senior
                                          subordinated notes of Toll Corp.
                                          Certain subsidiaries of Toll Brothers,
                                          Inc. which had guaranteed the old
                                          notes at the time of their issuance
                                          have since been merged into other
                                          guarantor entities, have been
                                          dissolved or are not guarantors under
                                          the bank credit facilities and will
                                          not be guarantors of the exchange
                                          notes. Certain other subsidiaries that
                                          had not guaranteed the old notes will
                                          guarantee the exchange notes.

Optional Redemption.....................  We may redeem any or all of the exchange notes at any time at a
                                          redemption price equal to the
                                          greater of (a) 100% of the principal
                                          amount of the exchange notes being
                                          redeemed and (b) the sum of the
                                          present values of the remaining
                                          scheduled payments of principal and
                                          interest on the exchange notes being
                                          redeemed, discounted to the
                                          redemption date on a semi-annual
                                          basis (assuming a 360-day year
                                          consisting of twelve 30-day months)
                                          at the Treasury rate plus 45 basis
                                          points, plus, in each case, accrued
                                          and unpaid interest on the exchange
                                          notes to the redemption date.

Sinking Fund............................  None.

Denominations...........................  $1,000 and integral multiples thereof.

Use of Proceeds.........................  We will not receive any cash proceeds from the exchange offer.

Absence of Market for the
Exchange Notes..........................  The exchange notes are a new issue of security with no established
                                          trading market. While we expect to
                                          list the exchange notes on the New
                                          York Stock Exchange, we cannot
                                          assure you that an active trading
                                          market for the exchange notes will
                                          develop, or that if one does
                                          develop, it will be maintained.

General Indenture Provisions Applicable to the Exchange Notes:


No Limit on Debt........................  Except as noted below under "Certain
                                          Covenants," the indenture governing
                                          the exchange notes will not limit
                                          the amount of debt that we may issue
                                          or provide holders any protection
                                          should we be involved in a highly
                                          leveraged transaction. We are a
                                          guarantor, along with each of the
                                          guarantors of the exchange notes, of
                                          a $575 million unsecured revolving
                                          credit facility of First Huntingdon
                                          Finance Corp., a wholly-owned,
                                          indirect subsidiary of Toll
                                          Brothers, Inc., which facility
                                          extends to March 2006. At April 30,
                                          2003, there were no borrowings
                                          outstanding under this facility and
                                          approximately $82.7 million of
                                          letters of credit were outstanding
                                          under the facility. In addition, we,
                                          along with each of the guarantors of
                                          the exchange notes, are a guarantor of
                                          First Huntingdon Finance Corp.'s bank
                                          term loan, which loan is repayable in
                                          July 2005.


Certain Covenants.......................  The indenture governing the exchange notes contains covenants that, among
                                          other things, will limit our ability
                                          and the ability of Toll Brothers,
                                          Inc. and some of its subsidiaries
                                          to:

                                          o issue, assume or guarantee certain
                                            additional secured indebtedness;
                                            and

                                          o engage in sale and lease-back
                                            transactions.

                                          These covenants are subject to
                                          important exceptions and
                                          qualifications, which are described
                                          under the heading "Description of
                                          Exchange Notes" in this prospectus.

Events of Default.......................  Each of the following is an event of default under the indenture
                                          governing the exchange notes:

                                          o our failure for 30 days to pay
                                            interest when due on the exchange
                                            notes;

                                          o our failure to pay principal of or
                                            premium, if any, on the exchange
                                            notes when due;

                                          o our failure or the failure of Toll
                                            Brothers, Inc. or any guarantor
                                            which is a significant subsidiary
                                            to perform other covenants with
                                            respect to the exchange notes, the
                                            indenture or the guarantees for 60
                                            days after receipt of notice of
                                            failure;

                                          o the occurrence of a default in
                                            respect to our debt or the debt
                                            (except certain non-recourse debt)
                                            of Toll Brothers, Inc. or any other
                                            guarantor totaling $10 million or
                                            more in aggregate principal amount,
                                            resulting in the acceleration of
                                            such debt or due to the failure to
                                            pay such debt at maturity;

                                          o an acceleration or significant
                                            modification occurs with respect to
                                            any series of the senior
                                            subordinated notes of Toll Corp.,
                                            if on the date of occurrence the
                                            outstanding principal amount of
                                            such senior subordinated notes
                                            exceeds $5 million;

                                          o any guarantee in respect of the
                                            exchange notes by Toll Brothers,
                                            Inc. or guarantors that are
                                            significant subsidiaries ceases to
                                            be in full force and effect and
                                            enforceable in accordance with its
                                            terms; and

                                          o certain events of bankruptcy,
                                            insolvency or reorganization
                                            affecting us, Toll Brothers, Inc.
                                            or other guarantors that are
                                            significant subsidiaries.

                                          If any event of default occurs and
                                          is continuing, the trustee under the
                                          indenture or holders of at least 25%
                                          in aggregate principal amount of
                                          outstanding exchange notes issued
                                          under the indenture may declare the
                                          principal thereof immediately due
                                          and payable.

Other...................................  The exchange notes and any old notes not exchanged for the exchange notes
                                          will constitute a single series of
                                          senior notes under the indenture and
                                          will therefore vote together as a
                                          single class for purposes of
                                          determining whether the holders of
                                          the requisite percentage in
                                          outstanding principal amount have
                                          taken certain actions or exercised
                                          certain rights under the indenture.

                         Summary Financial Information
                             (Dollars in Thousands)

   The following summary consolidated financial information for the five years ended October 31, 2002 is derived from our audited consolidated financial statements. The summary consolidated financial information for the six months ended April 30, 2002 and 2003 is derived from our unaudited quarterly consolidated financial statements and in the opinion of management, includes all adjustments (consisting of normal recurring items) necessary for the fair presentation of the results for such periods. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto contained in our annual report on Form 10-K for the fiscal year ended October 31, 2002 and our quarterly report on Form 10-Q for the quarter ended April 30, 2003 which are incorporated into this prospectus by reference. The results of operations for the six months ended April 30, 2003 may not be indicative of results of operations to be expected for the fiscal year.






                                                                                                          Six Months ended April 30,
                                                             Year ended October 31,                               (unaudited)
                                        ----------------------------------------------------------------  -------------------------
                                           1998         1999          2000         2001          2002        2002           2003
                                        ----------   ----------    ----------   ----------    ----------  ----------     ----------
Income Statement Data:
Revenues............................    $1,210,816   $1,464,115    $1,814,362   $2,229,605    $2,328,972    $1,042,675   $1,178,192
Income before income taxes(1).......    $  132,523   $  160,432    $  230,966   $  337,889    $  347,318    $  152,810   $  155,536
Net income..........................    $   84,704   $  101,566    $  145,943   $  213,673    $  219,887    $   97,004   $   98,279
Other Financial Data:
Depreciation and amortization.......    $    6,095   $    7,514    $    8,528   $    9,356    $   10,495    $    5,363   $    5,928
Interest incurred...................    $   39,801   $   52,914    $   60,275   $   79,245    $   90,331    $   45,242   $   51,031
Ratio of earnings to fixed
  charges(2)........................          4.17x        3.75x         4.56x        4.94x         4.49x         3.98x        3.58x




                                                                                                                 At April 30,
                                                                 At October 31,                                   (unaudited)
                                        ----------------------------------------------------------------    -----------------------
                                           1998         1999          2000         2001          2002          2002         2003
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
Balance Sheet Data:
Inventory...........................    $1,111,223   $1,443,282    $1,712,383   $2,183,541    $2,551,061    $2,402,720   $2,737,340
Total assets........................    $1,254,468   $1,668,062    $2,030,254   $2,532,200    $2,895,365    $2,694,726   $3,202,149
Debt
 Loans payable......................    $  182,292   $  213,317    $  326,537   $  362,712    $  253,194    $  235,547   $  255,034
 Senior notes.......................            --           --            --           --            --            --      298,135
 Subordinated notes.................       269,296      469,418       469,499      669,581       819,663       819,622      719,971
 Mortgage company
   warehouse loans..................            --           --            --       24,754        48,996        22,614       60,008
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
Total debt..........................    $  451,588   $  682,735    $  796,036   $1,057,047    $1,121,853    $1,077,783   $1,333,148
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
Stockholders' equity................    $  525,756   $  616,334    $  745,145   $  912,583    $1,129,509    $1,028,344   $1,215,085


(1) Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Amendment of FASB Statement No. 13, and Technical Corrections," requires all gains and losses from the extinguishment of debt to be included as an item of continuing operations. The provisions of SFAS No. 145 relating to the rescission of SFAS. No. 4, "Reporting Gains and Losses from Extinguishment of Debt," became effective for our fiscal year 2003. SFAS No. 145 requires us to also reclassify any prior periods that are presented. In accordance with SFAS No. 145, our fiscal 1998 and 1999 income before taxes have been restated to reflect losses on the early retirement of debt of $1.8 million and $2.3 million, respectively.
(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, plus interest expense and fixed charges except interest incurred. Fixed charges consist of interest incurred, whether expensed or capitalized, one-third of rent expense that is representative of the interest factor and amortization of debt discount and issuance costs. The pro forma ratio of earnings to fixed charges would be 4.06x for the year ended October 31, 2002 and 3.61x for the six months ended April 30, 2003 assuming that the $300 million principal amount of old notes and the $150 million principal amount of 8.25% Senior Subordinated Notes due 2011 issued in November 2001 were outstanding as of November 1, 2001, and assuming that the $100 million principal amount of 8 3/4% Senior Subordinated Notes due 2006 were paid as of October 31, 2001.

                                  RISK FACTORS

   You should consider carefully the following risk factors, as well as all of the other information contained or incorporated by reference in this prospectus, before making an investment in the exchange notes offered by this prospectus.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the senior notes.

   We have a significant amount of indebtedness. The following tables show important credit statistics and are presented on a pro forma basis assuming that the $300 million principal amount of old notes and the $150 million principal amount of 8.25% Senior Subordinated Notes due 2011 issued in November 2001 were outstanding as of November 1, 2001, and assuming that the $100 million principal amount of 8 3/4% Senior Subordinated Notes due 2006 were paid as of October 31, 2001:


                                                                       At
                                                                 April 30, 2003
                                                                   (unaudited)
                                                                ($ in thousands)
                                                                ----------------
Total indebtedness ..........................................      $1,335,042
Stockholders' equity ........................................      $1,215,085
Debt to equity ratio ........................................            1.10




                                   For the Year Ended   For the Six Months ended
                                    October 31, 2002         April 30, 2003
                                   ------------------   ------------------------
                                                               (unaudited)
Pro forma ratio of earnings to
 fixed charges .................          4.06x                    3.61x



   Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to the senior notes;

     o increase our vulnerability to general adverse economic and industry conditions;

     o limit our ability to borrow money or sell stock to fund future working capital, capital expenditures, debt service requirements and other general corporate requirements;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing our ability to use our cash flow for other purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o make it more difficult for us to meet our debt service obligations in the event that there is a substantial increase in interest rates because our indebtedness under our bank credit facilities bear interest at fluctuating rates;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and

     o limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

   The indentures governing the senior notes and the senior subordinated notes of Toll Corp., as well as the terms and conditions of our bank credit facilities, impose restrictions on our operations and activities and require us to comply with financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable before maturity. In addition, each of the indentures governing the senior notes and the senior subordinated notes of Toll Corp., as well as the terms and conditions of our bank credit facilities, contain cross default provisions which, in general, have the effect that a default under any one of these instruments will constitute a default under all of them. In the event of such a default, it is unlikely that we would be able to repay all of this outstanding indebtedness simultaneously. At April 30, 2003, the aggregate amount of borrowings outstanding under the senior notes, the senior subordinated notes of Toll Corp. and the bank credit facilities was approximately $1.23 billion.

Despite our current indebtedness levels, we may be able to incur more debt. If we incur more debt, it could intensify the risks described above.

   Toll Brothers, Inc., Toll Brothers Finance Corp. and other subsidiaries of Toll Brothers, Inc. may be able to incur substantial additional indebtedness, including secured indebtedness that ranks senior to the senior notes and the guarantees. The terms of the indenture do not fully prohibit Toll Brothers, Inc., Toll Brothers Finance Corp., or any other subsidiary of Toll Brothers, Inc. from incurring such indebtedness. At April 30, 2003, we had a $540 million unsecured revolving credit facility with 16 banks which extends to March 2006. In July 2003, we increased the facility by $35 million to $575 million. At April 30, 2003, we had no borrowings against the facility and approximately $82.7 million of letters of credit outstanding under the facility. In addition to our revolving bank credit facility, at April 30, 2003 we had a term loan of $207.5 million which was increased to $222.5 million in July 2003. At April 30, 2003, we had outstanding, through Toll Corp., a wholly-owned, indirect subsidiary of Toll Brothers, Inc., approximately $720 million in senior subordinated notes guaranteed, on a senior subordinated basis, by Toll Brothers, Inc. If new debt is added to the current debt levels of Toll Brothers, Inc., Toll Brothers Finance Corp. and/or the other subsidiaries of Toll Brothers, Inc., the related risks that we now face could intensify.

To service our indebtedness, including the senior notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

   Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in a business that is substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Financial, political, business and other factors, many of which are beyond our control, also could affect our business. Our annual debt service obligations vary from year to year, principally due to the varying maturities of our indebtedness. At April 30, 2003, annual interest payment requirements were approximately $99 million.

   Interest rates on a substantial portion of our existing indebtedness are fixed. However, changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our bank credit facilities may bear interest at floating rates. A higher interest rate on our debt could adversely affect our operating results. A one percent (1%) increase in interest rates would have increased our annual interest cost at April 30, 2003 by approximately $646,000. Higher interest rates may also affect the desire or ability of customers to buy our houses. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the senior notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the senior notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all.

The senior notes are effectively subordinated to the secured debt of Toll Brothers Finance Corp., Toll Brothers, Inc. and the guarantor subsidiaries and structurally subordinated to the liabilities of Toll Brothers, Inc.'s subsidiaries that do not guarantee the senior notes.

   The senior notes will be the senior unsecured obligations of Toll Brothers Finance Corp. and will be effectively subordinated in right of payment to existing and future secured debt of Toll Brothers Finance Corp., Toll
Brothers, Inc. and guarantor subsidiaries, including the obligations of the guarantor subsidiaries under various purchase money mortgages, to the extent of such security. The effect of this subordination is that if Toll Brothers Finance Corp., Toll Brothers, Inc. or a guarantor subsidiary is involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any secured debt, the assets of Toll Brothers Finance Corp., Toll Brothers, Inc. and the guarantor subsidiaries that secure the secured debt will be available to pay obligations on the senior notes only after all secured debt has been paid in full from those assets. At April 30, 2003, we had approximately $42.8 million aggregate principal amount of such secured indebtedness for borrowed money outstanding. The senior notes also will be structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of Toll Brothers, Inc.'s non-guarantor subsidiaries and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. There was approximately $108 million aggregate amount of these claims outstanding at April 30, 2003. We may not have sufficient assets remaining to pay amounts due on any or all of the senior notes then outstanding.

A court may void the subsidiary guarantees of the senior notes or subordinate the subsidiary guarantees to other obligations of the subsidiary guarantors.

   Although standards may vary depending upon the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void all or a portion of the subsidiary guarantees of the senior notes or subordinate the subsidiary guarantees to other obligations of Toll Brothers, Inc. and/or the subsidiary guarantors. If the claims of the holders of the senior notes against any subsidiary guarantor were held to be subordinated in favor of other creditors of that subsidiary guarantor, the other creditors would be entitled to be paid in full before any payment could be made on the senior notes. If one or more of the subsidiary guarantees were voided or subordinated, we cannot assure you that, after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of the holders of the senior notes.

The indenture governing the senior notes contains few covenants or other provisions to protect holders of the senior notes in the event of a change in control, highly leveraged transaction, change in credit rating or other similar occurrence.

   The indenture governing the senior notes contains only limited events of default other than our failure to pay principal and interest on time. Except as noted below and further described under the heading "Description of Exchange Notes," the indenture governing the senior notes does not contain covenants or other provisions to protect holders of the senior notes in the event of a change of control, highly leveraged transaction, change of credit rating or other similar occurrence. The indenture provides limited protection for holders of the senior notes if we are purchased through what is known as a leveraged buy-out or if there is a change in who has voting control over us. A leveraged buy-out is a transaction where a buyer seeking to purchase us relies on our credit and uses our assets as collateral to borrow funds to finance the purchase. If we are acquired, the indenture requires the buyer to assume our obligations to holders of the senior notes. However, the indenture does not prohibit the buyer from incurring additional debt including, subject to exceptions and qualifications, secured debt which might be equal or senior in right of payment to that of the holders of the senior notes. This might reduce the cash available to us, or to anyone who may acquire us, and impair our ability, or the ability of anyone who acquires us, to make payments on the senior notes.

If an active market for the exchange notes fails to develop, the trading price and liquidity of the exchange notes could be adversely affected.

   The exchange notes are expected to be listed on the New York Stock Exchange. However, an active market for the exchange notes may not develop. We do not expect any affiliate of ours to make a market in the exchange notes. The initial purchasers of the old notes have advised us that they currently intend to make a market in the exchange notes. However, the initial purchasers are not obligated to make a market and may discontinue their market-making activity at any time without notice. The liquidity of the trading market for the exchange notes will depend in part on the level of participation of the holders of the old notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the exchange notes and the lesser the liquidity of the trading market for the old notes not tendered during the exchange offer. We do not know how many holders of our old notes will accept this exchange offer and, therefore, do not know what principal amount of exchange notes will be issued. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. As a result, we cannot assure you that any market for the exchange notes will develop, or, if one does develop, that it will be maintained. If an active market for the exchange notes fails to develop, or be maintained, the trading price and liquidity of the exchange notes could be adversely affected.

   Future trading prices of the exchange notes would depend on many factors, including, among others, prevailing interest rates, our operating results and the market for similar securities. Depending on prevailing interest rates, our financial condition, the market for similar securities and other factors, the exchange notes could trade at a discount from their principal amount.

If you fail to exchange your old notes by properly tendering them for exchange notes in the exchange offer, your old notes will continue to be subject to transfer restrictions and may have reduced liquidity

   We will issue exchange notes only in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

   If you do not exchange your old notes for exchange notes in the exchange offer by properly tendering them for exchange notes, your old notes will continue to be subject to the restrictions on transfer described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the old notes under the Securities Act, in the event the exchange offer is completed, holders of old notes which have not been exchanged who seek liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the exchange notes. See "The Exchange Offer - Consequences of Failure to Exchange Old Notes" for a discussion of possible consequences of failing to exchange your old notes.


An adverse change in economic conditions could reduce the demand for homes and, as a result, could reduce our earnings.

   Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, can have a negative impact on our business. Adverse changes in employment levels, job growth, consumer confidence, housing demand, interest rates and population growth may reduce demand and depress prices for our homes. This, in turn, can reduce our earnings.

The homebuilding industry is highly competitive and, if others are more successful, our business could decline.

   We operate in a very competitive environment, which is characterized by competition from a number of other homebuilders in each market in which we operate. We compete with large national and regional homebuilders and with smaller local homebuilders for land, financing, raw materials and skilled management and labor resources. We also compete with the resale, or "previously owned," home market. Increased competition could cause us to increase our selling incentives and/or reduce our prices. An oversupply of homes available for sale could also depress our home prices and adversely affect our operations. If we are unable to compete effectively in our markets, our business could decline.

If land is not available at reasonable prices, our sales and earnings could decrease.

   Our operations depend on our ability to continue to obtain land for the development of our residential communities at reasonable prices. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning regulations that limit housing density and other market conditions may hurt our ability to obtain land for new residential communities. If the supply of land appropriate for development of our residential communities becomes more limited because of these factors, or for any reason, the cost of land could increase and/or the number of homes that we build and sell could be reduced.

If the market value of our homes drop significantly, our profits could decrease.

   The market value of our land and housing inventories depends on market conditions. We acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. If housing demand decreases below what we anticipated when we acquired our inventory, we may not be able to make profits similar to what we have made in the past, may experience less than anticipated profits and/or may not be able to recover our costs when we build and sell homes. In the face of adverse market conditions, we may have substantial inventory carrying costs or we may have to sell land or homes at a loss.

Government regulations may delay the start or completion of our communities, increase our expenses or limit our homebuilding activities, which could have a negative impact on our operations.

   We must obtain the approval of numerous governmental authorities in connection with our development activities, and these governmental authorities often have broad discretion in exercising their approval authority. We incur substantial costs related to compliance with legal and regulatory requirements. Any increase in legal and regulatory requirements may cause us to incur substantial additional costs, as discussed below. Various local, state and federal statutes, ordinances, rules and regulations concerning building, zoning, sales and similar matters apply to and/or affect the housing industry. This governmental regulation affects construction activities as well as sales activities, mortgage lending activities and other dealings with consumers. The industry also has experienced an increase in state and local legislation and regulations which limit the availability of land. We may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law.

Expansion of regulation in the housing industry has increased the time required to obtain the necessary approvals to begin construction and has prolonged the time between the initial acquisition of land or land options and the commencement and completion of construction. These delays can increase our costs and decrease our profitability.

   Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. In some areas, municipalities may enact growth control initiatives, which will restrict the number of building permits available in a given year. If municipalities in which we operate take actions like these, it could have an adverse effect on our business by causing delays, increasing our costs or severely limiting our ability to operate in those municipalities.

Increases in taxes or government fees could increase our costs, and adverse changes in tax laws could reduce customer demand for our homes.

   Increases in real estate taxes and other local government fees, such as fees imposed on developers to fund schools, open space, road improvements, and/or provide low and moderate income housing, could increase our costs and have an adverse effect on our operations. In addition, increases in local real estate taxes could adversely affect our potential customers who may consider those costs in determining whether to make a new home purchase and decide, as a result, not to purchase one of our homes. In addition, any changes in the income tax laws that would reduce or eliminate tax incentives to homeowners could make housing less affordable or otherwise reduce the demand for housing, which in turn could reduce our sales and hurt our operating results.

Adverse weather conditions and conditions in nature beyond our control could disrupt the development of our communities, which could harm our sales and earnings.

   Adverse weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, floods and fires, can have serious effects on our ability to develop our residential communities. We also may be affected by unforeseen engineering, environmental or geological problems. Any of these adverse events or circumstances could cause delays in the completion of, or increase the cost of, developing one or more of our residential communities and, as a result, could harm our sales and earnings.

If we experience shortages of labor and supplies or other circumstances beyond our control, there could be delays or increased costs in developing our communities, which would adversely affect our operating results.

   Our ability to develop residential communities may be affected by circumstances beyond our control, including: work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers; lack of availability of adequate utility infrastructure and services; our need to rely on local subcontractors who may not be adequately capitalized or insured; and shortages or fluctuations in prices of building materials. Any of these circumstances could give rise to delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. We may not be able to recover these increased costs by raising our home prices because, typically, the price for each home is set months prior to delivery in a home sale contract with the customer. If that happens, our operating results could be harmed. Additionally, we may be limited in the amount we can raise sales prices by our customers' willingness to pay higher prices.

   We are subject to one collective bargaining agreement that covers less than 5% of our employees. We have not experienced any work stoppages due to strikes by unionized workers, but we cannot assure you that there will not be any work stoppages due to strikes or other job actions in the future. We use independent contractors to construct our homes. At any given point in time, some or all of these subcontractors may be unionized.


Product liability litigation and warranty claims that arise in the ordinary course of business may be costly, which could adversely affect our business.

   As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the homebuilding industry and can be costly. In addition, the costs of insuring against construction defect and product liability claims are high, and the amount of coverage offered by insurance companies is currently limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

If we are not able to obtain suitable financing, our business may decline.

   Our business and earnings depend substantially on our ability to obtain financing for the development of our residential communities, whether from bank borrowings or from sales of our debt or equity securities. If we are not able to obtain suitable financing, our costs could increase and our revenues could decrease, or we could be precluded from continuing our operations at current levels.

   Increases in interest rates can make it more difficult and/or expensive for us to obtain the funds we need to operate our business. The amount of interest we incur on our revolving bank credit facility fluctuates based on changes in short-term interest rates, the amount of borrowings we incur and the ratings that national rating agencies assign to our outstanding debt securities. Increases in interest rates generally and/or any downgrading in the ratings that national rating agencies assign to our outstanding debt securities would increase the interest rates we must pay on our debt securities, and any such ratings downgrade could also make it more difficult for us to sell our debt securities.

If our potential customers are not able to obtain suitable financing, our business may decline.

   Our business and earnings also depend on the ability of our potential customers to obtain mortgages for the purchase of our homes. Increases in the cost of home mortgage financing could prevent our potential customers from purchasing our homes. In addition, where our potential customers must sell their existing homes in order to buy a home from us, increases in mortgage costs could prevent the buyers of our customers' existing homes from obtaining the mortgages they need to complete the purchase, which could result in our potential customers' inability to buy a home from us. If our potential customers or the buyers of our customers' existing homes are not able to obtain suitable financing, our sales and revenues could decline.

Our principal stockholders may effectively exercise control over matters requiring stockholder approval.


   As of April 30, 2003, Robert I. Toll and his affiliates owned, directly or indirectly, or had the right to acquire within 60 days, approximately 22% of the outstanding shares of Toll Brothers, Inc.'s common stock, and his brother Bruce E. Toll and his affiliates owned, directly or indirectly, or had the right to acquire within 60 days, approximately 13% of the outstanding shares of Toll Brothers, Inc.'s common stock. To the extent they and their affiliates vote their shares in the same manner, their combined stock ownership may effectively give them the power to elect all of the directors and control the management, operations and affairs of Toll Brothers, Inc. Their ownership may discourage someone from making a significant equity investment in Toll

Brothers, Inc., even if we needed the investment to operate our business. The large percentage of stock they own could also delay or prevent a change of control transaction that other stockholders may deem to be in their best interests, such as a transaction in which the other stockholders would receive a premium for their shares over their current trading prices.


Our business is seasonal in nature, so our quarterly operating results fluctuate.

   Our quarterly operating results typically fluctuate with the seasons. A significant portion of our home purchase contracts are entered into with customers in the winter and spring months. Construction on a customer's home typically proceeds after signing the contract and can require 12 months or more to complete. Weather-related problems may occur in the late winter and early spring delaying starts or closings or increasing costs and reducing profitability. In addition, delays in opening new communities or new sections of existing communities could have an adverse impact on home sales and revenues. Because of these factors, our quarterly operating results may be uneven and may be marked by lower revenues and earnings in some quarters.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

   In the weeks following the September 11, 2001 terrorist attacks, we experienced a sharp decrease in the number of orders for new homes and cancellation of many existing orders. Although new home purchases stabilized and subsequently recovered in the months after that initial period, a generalized economic uncertainty persists. Adverse developments in the war on terrorism, future terrorist attacks against the United States, or increased domestic or international instability could adversely affect our business.


                           FORWARD-LOOKING STATEMENTS


   Certain information included in this prospectus contains or may contain forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words like "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "can," "could," "predict," "potential," "continue," "might" and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Such statements include information relating to anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income to be realized from our investments in joint ventures and the Toll Brothers Realty Trust Group, the ability to acquire land, the ability to gain approvals and to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of opportunities in the future, and stock market valuations. From time to time, forward-looking statements are also included in our reports filed with the Commission, in press releases and in other material released to the public.


   Any or all of the forward-looking statements included in this prospectus or in any reports or public statements made by us may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in this prospectus or in reports or public statements made by us, such as government regulation and the competitive environment, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.


   We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. The following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business includes factors we believe could cause our actual results to differ materially from expected and historical results. Other factors beyond those listed below, including factors unknown to us and factors known to us which we have not determined are material, could also adversely affect us. All of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

     o We operate in a very competitive environment, which is characterized by competition from a number of other home builders in each market in which we operate. Actions or changes in plans by competitors may negatively affect us.

     o Our business can be affected by changes in general economic and market conditions, as well as local economic and market conditions where our operations are conducted and where prospective purchasers of our homes live.

     o The impact and uncertainties created by the September 11, 2001 terrorist attacks and the consequences of any future terrorist attacks, as well as other events affecting the national and world economies, may affect our business.

     o The plans for future development of our residential communities can be affected by a number of factors including, for example, time delays in obtaining necessary governmental permits and approvals and legal challenges to our proposed communities.

     o Our operations depend on our ability to continue to obtain land for the development of residential communities at reasonable prices. Changes in competition, availability of financing, customer trends and market conditions may impact our ability to obtain land for new residential communities.

     o The development of our residential communities may be affected by circumstances beyond our control, including weather conditions, work stoppages, labor disputes, unforeseen engineering, environmental or geological problems and unanticipated shortages of or increases in the cost of materials and labor. Any of these circumstances could give rise to delays in the completion of, or increase the cost of, developing one or more of our residential communities.

     o The interest rate on our revolving bank credit facility is subject to fluctuation based on changes in short-term interest rates, the amount of borrowings we have incurred and the ratings which national rating agencies assign to our outstanding debt securities. Our interest expense could increase as a result of these factors.

     o Our business and earnings are substantially dependent on our ability to obtain financing for our development activities. Increases in interest rates, concerns about the market or the economy, or consolidation or dissolution of financial institutions could increase our cost of borrowing and/or reduce our ability to obtain the funds required for our future operations.

     o Our business and earnings are also substantially dependent on the ability of our customers to finance the purchase of their homes. Limitations on the availability of financing or increases in the cost of such financing could adversely affect our operations.

     o We believe that our recorded tax balances are adequate. However, it is not possible to predict the effects of possible changes in the tax laws or changes in their interpretation. These changes or interpretations, if made, could have a material negative effect on our operating results.

     o Claims have been brought against us in various legal proceedings which have not had, and are not expected to have, a material adverse effect on the business or on our financial condition; however, additional legal and tax claims may arise from time to time, and it is possible that our cash flows and results of operations could be affected from time to time by the resolution of one or more of such matters.

     o We are subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the homebuilding industry and can be costly. In addition, the costs of insuring against construction defects and product liability claims are high and the amount of coverage offered by insurance companies is currently limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

     o There is intense competition to attract and retain management and key employees in the markets where our operations are conducted. Our business could be adversely affected in the event of our inability to recruit or retain key personnel in one or more of the markets in which we conduct our operations.

                                USE OF PROCEEDS


   We will not receive any proceeds from the exchange of the exchange notes for the old notes pursuant to the exchange offer.


   We have used the aggregate net proceeds of the offering of the old notes for the repayment of all of the $100 million outstanding of our 8 3/4% Senior Subordinated Notes due 2006, for the repayment of $80 million of borrowings under our bank credit facilities, which borrowings bore interest at a rate of 2.64% at the time of repayment, and for general corporate purposes.


                                 CAPITALIZATION


   The following table sets forth the consolidated capitalization of Toll Brothers, Inc. at April 30, 2003:





                                                                    April 30,
                                                                      2003
                                                                ----------------
                                                                   (unaudited)
                                                                ($ in thousands)
Debt (1):
 Loans payable ..............................................      $  255,034
 6.875% Senior Notes due 2012 ...............................         300,000
 7 3/4% Senior Subordinated Notes due 2007 ..................         100,000
 8 1/8% Senior Subordinated Notes due 2009 ..................         170,000
 8% Senior Subordinated Notes due 2009 ......................         100,000
 8 1/4% Senior Subordinated Notes due 2011 ..................         200,000
 8.25% Senior Subordinated Notes due 2011 ...................         150,000
 Mortgage company warehouse loan ............................          60,008
                                                                   ----------
    Total debt ..............................................       1,335,042
                                                                   ----------
Stockholders' equity (2);
 Preferred stock, par value $.01 per share: none issued
 Common stock par value $.01 per share;
   74.0 million shares issued ...............................             740
 Additional paid-in capital .................................         104,020
 Retained earnings ..........................................       1,200,078
 Treasury stock, at cost, 4.5 million shares ................         (89,753)
                                                                   ----------
    Total stockholders' equity ..............................       1,215,085
                                                                   ----------
Total debt and stockholders' equity .........................      $2,550,127
                                                                   ==========



---------------

(1) At April 30, 2003, we had a $540 million unsecured revolving bank credit facility with 16 banks which extends through March 2006. In July 2003, we increased the facility by $35 million to $575 million. Interest is payable on short-term borrowings under the facility at 0.90% above the Eurodollar rate or at other specified variable rates as selected by us from time to time. At April 30, 2003, we had no borrowings against the facility and approximately $82.7 million of letters of credit outstanding under the facility. In addition to our revolving credit facility, at April 30, 2003, we had a $207.5 million term loan which was increased in July 2003 to $222.5 million.


(2) Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. Our board of directors is authorized to amend our Certificate of Incorporation to increase the number of authorized shares of common stock to 200,000,000 shares and the number of shares of authorized preferred stock to 15,000,000 shares.

         SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
                             (Dollars in Thousands)


   The following selected consolidated financial information for the five years ended October 31, 2002 is derived from our audited consolidated financial statements. The following selected consolidated financial information for the six months ended April 30, 2002 and 2003 is derived from our unaudited quarterly consolidated financial statements and in the opinion of management, includes all adjustments (consisting of normal recurring items) necessary for the fair presentation of the results for such periods. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto contained in our annual report on Form 10-K for the fiscal year ended October 31, 2002 and our quarterly report on Form 10-Q for the quarter ended April 30, 2003 which are incorporated into this prospectus by reference. The results of operations for the six months ended April 30, 2003 may not be indicative of results of operations to be expected for the fiscal year.






                                                                                                         Six Months ended April 30,
                                                             Year ended October 31,                             (unaudited)
                                        ----------------------------------------------------------------  -------------------------
                                           1998         1999          2000         2001          2002        2002           2003
                                        ----------   ----------    ----------   ----------    ----------  ----------     ----------
Income Statement Data:
Revenues............................    $1,210,816   $1,464,115    $1,814,362   $2,229,605    $2,328,972    $1,042,675   $1,178,192
Income before income
   taxes(1).........................    $  132,523   $  160,432    $  230,966   $  337,889    $  347,318    $  152,810   $  155,536
Net income..........................    $   84,704   $  101,566    $  145,943   $  213,673    $  219,887    $   97,004   $   98,279
Other Financial Data:
Depreciation and
   amortization.....................    $    6,095   $    7,514    $    8,528   $    9,356    $   10,495    $    5,363   $    5,928
Interest incurred...................    $   39,801   $   52,914    $   60,275   $   79,245    $   90,331    $   45,242   $   51,031
Ratio of earnings to
   fixed charges(2).................         4.17x        3.75x         4.56x        4.94x         4.49x         3.98x        3.58x




                                                                                                                 At April 30,
                                                                 At October 31,                                   (unaudited)
                                        ----------------------------------------------------------------    -----------------------
                                           1998         1999          2000         2001          2002          2002         2003
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
Balance Sheet Data:
Inventory...........................    $1,111,223   $1,443,282    $1,712,383   $2,183,541    $2,551,061    $2,402,720   $2,737,340
Total assets........................    $1,254,468   $1,668,062    $2,030,254   $2,532,200    $2,895,365    $2,694,726   $3,202,149
Debt
 Loans payable......................    $  182,292   $  213,317    $  326,537   $  362,712    $  253,194    $  235,547   $  255,034
 Senior notes.......................            --           --            --           --            --            --      298,135
 Subordinated notes.................       269,296      469,418       469,499      669,581       819,663       819,622      719,971
 Mortgage company
   warehouse loans..................            --           --            --       24,754        48,996        22,614       60,008
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
Total debt..........................    $  451,588   $  682,735    $  796,036   $1,057,047    $1,121,853    $1,077,783   $1,333,148
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
Stockholders' equity................    $  525,756   $  616,334    $  745,145   $  912,583    $1,129,509    $1,028,344   $1,215,085



                                                                                                         Six Months ended April 30,
                                                             Year ended October 31,                              (unaudited)
                                        ----------------------------------------------------------------  -------------------------
                                           1998         1999          2000         2001          2002        2002           2003
                                        ----------   ----------    ----------   ----------    ----------  ----------     ----------
Housing Data:
Number of homes closed..............         3,099        3,555         3,945        4,358         4,430         2,065        2,145
Sales value of homes
   closed...........................    $1,206,290   $1,438,171    $1,762,930   $2,180,469    $2,279,261    $1,021,813   $1,158,863
Number of homes
   contracted(3)....................         3,387        3,845         4,418        4,366         5,113         2,634        2,733
Sales value of homes
   contracted(3)....................    $1,383,093   $1,640,990    $2,149,366   $2,173,938    $2,748,171    $1,387,424   $1,512,713




                                                                                                                 At April 30,
                                                                  At October 31,                                  (unaudited)
                                          --------------------------------------------------------------    -----------------------
                                            1998        1999          2000         2001          2002          2002         2003
                                          --------   ----------    ----------   ----------    ----------    ----------   ----------
Number of homes in
   backlog(3).........................       1,892        2,381         2,779        2,727         3,366         3,271        3,937
Sales value of homes in
   backlog(3).........................    $814,714   $1,067,685    $1,434,946   $1,411,374    $1,866,294    $1,769,197   $2,214,841
Homesites
 Owned................................      15,578       23,163        22,275       25,981        25,822        24,565       26,313
 Controlled...........................      14,803       11,268        10,843       13,165        15,022        14,063       16,555
                                          --------   ----------    ----------   ----------    ----------    ----------   ----------
    Total.............................      30,381       34,431        33,118       39,146        40,844        38,628       42,868
                                          ========   ==========    ==========   ==========    ==========    ==========   ==========

---------------

(1) Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Amendment of FASB Statement No. 13, and Technical Corrections," requires all gains and losses from the extinguishment of debt to be included as an item of continuing operations. The provisions of SFAS No. 145 relating to the rescission of SFAS. No. 4, "Reporting Gains and Losses from Extinguishment of Debt," became effective for our fiscal year 2003. SFAS No. 145 requires us to also reclassify any prior periods that are presented. In accordance with SFAS No. 145, our fiscal 1998 and 1999 income before taxes have been restated to reflect losses on the early retirement of debt of $1.8 million and $2.3 million, respectively.


(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus interest expense and fixed charges except interest incurred. Fixed charges consist of interest incurred, whether expensed or capitalized, one-third of rent expense that is representative of the interest factor and amortization of debt discount and issuance costs. The pro forma ratio of earnings to fixed charges would be 4.06x for the year ended October 31, 2002 and 3.61x for the six months ended April 30, 2003 assuming that the $300 million principal amount of old notes and the $150 million principal amount of the 8.25% Senior Subordinated Notes due 2011 issued in November 2001 were outstanding as of November 1, 2001, and assuming that the $100 million principal amount of 8 3/4% Senior Subordinated Notes due 2006 were paid as of October 31, 2001.

(3) New contracts for fiscal 2001 and 2002 included $15.4 million (52 homes) and $13.7 million (43 homes), respectively, from an unconsolidated 50% owned joint venture. Backlog consists of homes which were under contract but not closed at the end of the period. Backlog at October 31, 2001 and 2002 included $7.8 million (25 homes) and $7.5 million (24 homes), respectively, from this joint venture. New contracts for the six months ended April 30, 2002 and 2003 included $4.6 million (14 homes) and $5.5 million (18 homes), respectively, from this joint venture. Backlog at April 30, 2002 and 2003 included $4.6 million (14 homes) and $7.7 million (25 homes), respectively, from this joint venture.


                                 THE GUARANTORS

The guarantors comprise substantially all of our wholly-owned homebuilding subsidiaries and each is a guarantor under our bank credit facilities. Non-homebuilding subsidiaries engage in ancillary businesses such as mortgage, title insurance, security monitoring, internet access and insurance. The guarantors consist of: Toll Brothers, Inc., Amwell Chase, Inc., BBCC Investments, Inc., Brentwood Investments I, Inc., Bunker Hill Estates, Inc., Chesterbrooke, Inc., Connecticut Land Corp., Daylesford Development Corp., Eastern States Engineering, Inc., Edmunds-Toll Construction Company, Fairway Valley, Inc., First Brandywine Finance Corp., First Brandywine Investment Corp. II, First Brandywine Investment Corp. III, First Huntingdon Finance Corp., Franklin Farms G.P., Inc., Frenchman's Reserve Country Club, Inc., HQZ Acquisitions, Inc., MA Limited Land Corporation, Maple Point, Inc., Maryland Limited Land Corporation, Mizner Country Club, Inc., Polekoff Farm, Inc., Silverman Development Company, Inc., SH Homes Corporation, SI Investment Corporation, Springfield Chase, Inc., Stewarts Crossing, Inc., Tampa Realty Associates, Inc., TB Proprietary Corp., TB Proprietary LP, Inc., Tenby Hunt, Inc., The Silverman Building Companies, Inc., Toll AZ GP Corp., Toll Bros., Inc. (PA), Toll Bros., Inc. (DE), Toll Bros., Inc. (TX), Toll Bros. of Arizona, Inc., Toll Bros. of North Carolina, Inc., Toll Bros. of North Carolina II, Inc., Toll Bros. of North Carolina III, Inc., Toll Bros. of Tennessee, Inc., Toll Brothers Real Estate, Inc., Toll CA GP Corp., Toll CO GP Corp., Toll Corp., Toll Finance Corp., Toll FL GP Corp., Toll Holdings, Inc., Toll IL GP Corp., Toll Land Corp. No. 6, Toll Land Corp. No. 10, Toll Land Corp. No. 20, Toll Land Corp. No. 43, Toll Land Corp. No. 45, Toll Land Corp. No. 46, Toll Land Corp. No. 47, Toll Land Corp. No. 48, Toll Land Corp. No. 49, Toll Land Corp. No. 50, Toll Land Corp. No. 51, Toll Land Corp. No. 52, Toll Land Corp. No. 53, Toll Land Corp. No. 55, Toll Land Corp. No. 56, Toll Land Corp. No. 58, Toll Land Corp. No. 59, Toll Land Corp. No. 60, Toll Management AZ Corp., Toll Management VA Corp., Toll MI GP Corp., Toll NH GP Corp., Toll NJX-I Corp., Toll NJX-II Corp., Toll NV GP Corp., Toll NC GP Corp., Toll OH GP Corp., Toll PA GP Corp., Toll PA II GP Corp., Toll Peppertree, Inc., Toll Philmont Corporation, Toll Realty Holdings Corp. I, Toll Realty Holdings Corp. II, Toll Realty Holdings Corp. III, Toll RI GP Corp., Toll SC GP Corp., Toll TN GP Corp., Toll TX GP Corp., Toll VA GP Corp., Toll VA Member Two, Inc., Toll Wood Corporation, Toll YL, Inc.,

Valley Forge Conservation Holding GP Corp., Warren Chase, Inc., Windsor Development Corp., Afton Chase, L.P., Audubon Ridge, L.P., BBCC Golf, L.P., BBCC Investments, LP, Beaumont Chase, L.P., Belmont Land, L.P., Bennington Hunt, L.P., Bernards Chase, L.P., Binks Estates Limited Partnership, The Bird Estate Limited Partnership, Blue Bell Country Club, L.P., Branchburg Ridge, L.P., Brandywine River Estates, L.P., Brass Castle Estates, L.P., Brentwood Investments, L.P., Bridle Estates, L.P., Broad Run Associates, L.P., Buckingham Woods, L.P., Bucks County Country Club, L.P., CC Estates Limited Partnership, Calabasas View, L.P., Charlestown Hills, L.P., Cheltenham Estates Limited Partnership, Chesterbrooke Limited Partnership, Chesterfield Hunt, L.P., Cobblestones at Thornbury, L.P., Cold Spring Hunt, L.P., Coleman-Toll Limited Partnership, Concord Chase, L.P., Cortlandt Chase, L.P., Delray Limited Partnership, Dolington Estates, L.P., Dominion Country Club, L.P., Eagle Farm Limited Partnership, Edmunds-Toll Limited Partnership, Eldorado Country Estates, L.P., Estates at Autumnwood, L.P., The Estates at Brooke Manor Limited Partnership, Estates at Coronado Pointe, L.P., The Estates at Potomac Glen Limited Partnership, Estates at Princeton Junction, L.P., Estates at Rivers Edge, L.P., Estates at San Juan Capistrano, L.P., The Estates at Summit Chase, L.P., Fairfax Investment, L.P., Fairfax Station Hunt, L.P., Fair Lakes Chase, L.P., Fairway Mews Limited Partnership, Farmwell Hunt, L.P., First Brandywine Partners, L.P., Franklin Oaks Limited Partnership, Freehold Chase, L.P., Great Falls Hunt, L.P., Great Falls Woods, L.P., Greens at Waynesborough, L.P., Greenwich Chase, L.P., Greenwich Station, L.P., Hockessin Chase, L.P., Holland Ridge, L.P., Holliston Hunt Limited Partnership, Hopewell Hunt, L.P., Huckins Farm Limited Partnership, Hunter Mill, L.P., Hunterdon Chase, L.P., Hunterdon Ridge, L.P., Huntington Estates Limited Partnership, Hurley Ridge Limited Partnership, Independence Hill, L.P., Kensington Woods Limited Partnership, Knolls of Birmingham, L.P., Lakeridge, L.P., Lakeway Hills Properties, L.P., Laurel Creek, L.P., Loudoun Valley Associates, L.P., Mallard Lakes, L.P., Manalapan Hunt, L.P., Maple Creek Limited Partnership, Marshallton Chase, L.P., Mill Road Estates, L.P., Montgomery Chase, L.P., Montgomery Oaks, L.P., Moorestown Hunt, L.P., Mount Kisco Chase, L.P., NC Country Club Estates Limited Partnership, Newport Ridge Limited Partnership, Newtown Chase Limited Partnership, Northampton Crest, L.P., Northampton Preserve, L.P., Patriots, L.P., The Preserve Limited Partnership, The Preserve at Annapolis Limited Partnership, The Preserve at Boca Raton Limited Partnership, Preston Village Limited Partnership, Princeton Hunt, L.P., Providence Limited Partnership, Providence Hunt, L.P., Providence Plantation Limited Partnership, Regency at Dominion Valley, L.P., River Crossing, L.P., Rolling Greens, L.P., Rose Hollow Crossing Associates, Rose Tree Manor, L.P., Seaside Estates Limited Partnership, Shrewsbury Hunt Limited Partnership, Silverman-Toll Limited Partnership, Somers Chase, L.P., Somerset Development Limited Partnership, South Riding, L.P., South Riding Partners, L.P., Southlake Woods, L.P., Southport Landing Limited Partnership, Springton Pointe, L.P., Stone Mill Estates, L.P., Stoney Ford Estates, L.P., Swedesford Chase, L.P., TBI/Heron Bay Limited Partnership, TBI/Naples Limited Partnership, TBI/Palm Beach Limited Partnership, TB Proprietary, L.P., Tenby Hunt, L.P., Thornbury Knoll, L.P., Timber Ridge Investment Limited Partnership, Toll at Brier Creek Limited Partnership, Toll at Daventry Park, L.P., Toll at Payne Ranch, L.P., Toll at Potomac Woods L.P., Toll at Princeton Walk, L.P., Toll at Westlake, L.P., Toll at Whippoorwill, L.P., Toll Bros. of Tennessee, L.P., Toll Brothers Maryland II Limited Partnership, Toll CA, L.P., Toll CA II, L.P., Toll CA III, L.P., Toll CA IV, L.P., Toll CA V, L.P., Toll CA VI, L.P., Toll CO, L.P., Toll CT Limited Partnership, Toll CT II Limited Partnership, Toll CT Westport Limited Partnership,
Toll-Dublin, L.P., Toll Estero Limited Partnership, Toll FL Limited Partnership, Toll Ft. Myers Limited Partnership, Toll IL, L.P., Toll IL II, L.P., Toll IL III, L.P., Toll IL HWCC, L.P., Toll Land Limited Partnership, Toll Land IV Limited Partnership, Toll Land V Limited Partnership, Toll Land VI Limited Partnership, Toll Land VII Limited Partnership, Toll Land VIII Limited Partnership, Toll Land IX Limited Partnership, Toll Land X Limited Partnership, Toll Land XI Limited Partnership, Toll Land XII Limited Partnership, Toll Land XIII Limited Partnership, Toll Land XIV Limited Partnership, Toll Land XV Limited Partnership, Toll Land XVI Limited Partnership, Toll Land XVII Limited Partnership, Toll Land XVIII Limited Partnership, Toll Land XIX Limited Partnership, Toll Land XX Limited Partnership, Toll Land XXI Limited Partnership, Toll Land XXII Limited Partnership, Toll Land XXIII Limited Partnership, Toll Land XXV Limited Partnership, Toll Land XXVI Limited Partnership, Toll Land XXVII Limited Partnership, Toll MD Limited Partnership, Toll MD II Limited Partnership, Toll MD III Limited Partnership, Toll MD IV Limited Partnership, Toll MI Limited Partnership, Toll MI II Limited Partnership, Toll MI III Limited Partnership, Toll Naples Limited Partnership, Toll Naval Associates, Toll NH Limited Partnership, Toll NJ, L.P., Toll NJ II, L.P., Toll NJ III, L.P., Toll NJ IV, L.P., Toll NJ V, L.P., Toll NJ VI, L.P., Toll Northville

Limited Partnership, Toll Northville Golf Limited Partnership, Toll NV Limited Partnership, Toll PA, L.P., Toll PA II, L.P., Toll PA III, L.P., Toll PA IV, L.P., Toll PA V, L.P., Toll PA VI, L.P., Toll PA VII, L.P., Toll Peppertree, L.P., Toll Reston Associates, L.P., Toll RI, L.P., Toll RI II, L.P., Toll SC, L.P., Toll SC II, L.P., Toll TX, L.P., Toll TX II, L.P., Toll VA, L.P., Toll VA II, L.P., Toll VA IV, L.P., Toll VA V, L.P., Toll Venice Limited Partnership, Toll YL, L.P., Toll YL II, L.P., Trumbull Hunt Limited Partnership, Uwchlan Woods, L.P., Valley Forge Conservation Holding, L.P., Valley Forge Woods, L.P., Valley View Estates Limited Partnership, Village Partners, L.P., Waldon Preserve Limited Partnership, Warwick Greene, L.P., Warwick Woods, L.P., Washington Greene Development, L.P., West Amwell Limited Partnership, Whiteland Woods, L.P., Wichita Chase, L.P., Willowdale Crossing, L.P., Wilson Concord, L.P., Woodbury Estates, L.P., The Woods at Highland Lakes, L.P., The Woods at Long Valley, L.P., The Woods at Muddy Branch Limited Partnership, Wrightstown Hunt, L.P., Yardley Estates, L.P., Belmont Country Club I LLC, Belmont Country Club II LLC, Big Branch Overlook L.L.C., Brier Creek Country Club I LLC, Brier Creek Country Club II LLC, C.B.A.Z. Construction Company LLC, C.B.A.Z. Holding Company LLC, Creeks Farm L.L.C., Dominion Valley Country Club I LLC, Dominion Valley Country Club II LLC, ELB Investments I LLC, ELB Investments II LLC, FC Investments I LLC, FC Investments II LLC, Feys Property LLC, First Brandywine LLC I, First Brandywine LLC II, Frenchman's Reserve Realty, LLC, Golf I Country Club Estates at Moorpark LLC, Golf II Country Club Estates at Moorpark LLC, High Pointe at Hopewell, LLC, Hunt's Bluff LLC, Long Meadows TBI, LLC, Martin County Improvement Association LLC, Mizner Realty, L.L.C., Mountain View Country Club I LLC, Mountain View Country Club II LLC, Naples Lakes Country Club, L.L.C., Naples TBI Realty, LLC, Northville Hills Golf Club LLC, Nosan & Silverman Homes LLC, Palm Cove Golf & Yacht Club I LLC, Palm Cove Golf & Yacht Club II LLC, Palm Cove Marina I LLC, Palm Cove Marina II LLC, Regency at Denville, LLC, Regency at Dominion Valley LLC, The Regency Golf Club I LLC, The Regency Golf Club II LLC, RiverCrest Sewer Company, LLC, Sapling Ridge, LLC, South Riding Realty LLC, SR Amberlea LLC, Toll Brothers Realty Michigan II LLC, Toll Cedar Hunt LLC, Toll DE X, LLC, Toll-Dublin, LLC, Toll Equipment, L.L.C., Toll NJ I, L.L.C., Toll NJ II, L.L.C., Toll Realty L.L.C., Toll Reston Associates, L.L.C., Toll VA L.L.C., Toll VA II L.L.C., Virginia Construction Co. I, LLC, and Virginia Construction Co. II, LLC.

   Certain other subsidiaries of Toll Brothers, Inc. which had guaranteed the old notes at the time of their issuance have since been merged into other guarantor entities, dissolved or are not guarantors entities under the bank credit facilities and will not be guarantors of the exchange notes. Certain other subsidiaries which had not guaranteed the old notes at the time of issuance will guarantee the exchange notes.

                       DESCRIPTION OF OTHER INDEBTEDNESS


   The following is a brief summary of some of the important terms and conditions, including financial covenants, of our other material indebtedness. If we fail to comply with any of these financial covenants, the trustees or the banks, as appropriate, could cause the indebtedness to become due and payable before maturity. In addition, each of the indentures governing the senior notes and the senior subordinated notes of Toll Corp., as well as the terms and conditions of our bank credit facilities, contain cross default provisions which, in general, have the effect that a default under any one of these instruments will constitute a default under all of them. At April 30, 2003, the aggregate amount of borrowings outstanding under the senior notes, the senior subordinated notes of Toll Corp. and the bank credit facilities was approximately $1.23 billion.

Revolving Credit Facility

   We have a $575 million revolving credit facility with 16 banks which extends through March 2006. The revolving credit agreement includes financial covenants related to the maximum leverage ratio (as defined in the agreement) we may have, which is not permitted to exceed 2.00 to 1.00, and the maintenance of a minimum tangible net worth (as defined in the agreement) which, at April 30, 2003, was required to exceed approximately $782 million.
At April 30, 2003, we had a leverage ratio of approximately .704 to 1.00 and a tangible net worth of approximately $1.19 billion.

Term Loan

   We have a $222.5 million term loan with nine banks which extends to July 2005. The term loan agreement includes financial covenants related to the maximum leverage ratio (as defined in the agreement) we may have, which is not permitted to exceed 2.25 to 1.00, and the maintenance of a minimum tangible net worth (as defined in the agreement) which, at April 30, 2003, was required to exceed approximately $605 million. At April 30, 2003, we had a leverage ratio of approximately .701 to 1.00 and a tangible net worth of approximately $1.20 billion.

Senior Subordinated Notes

   We have five issues of senior subordinated notes currently outstanding: 7 3/ 4% Senior Subordinated Notes due 2007, 8 1/8% Senior Subordinated Notes due 2009, 8% Senior Subordinated Notes due 2009, 8 1/4% Senior Subordinated Notes due 2011 and 8.25% Senior Subordinated Notes due 2011. At April 30, 2003, we had an aggregate of $720 million of these senior subordinated notes outstanding. Each issue of senior subordinated notes was issued for ten years and is redeemable in whole or in part at our option at various prices on or after the fifth anniversary of each issue's issuance. Under the terms of the indentures covering the senior subordinated notes, we are required to maintain a minimum consolidated net worth of $55 million. At April 30, 2003, our consolidated net worth was $1.22 billion. All of these notes are unsecured senior subordinated obligations and rank junior to all of our senior debt.



                               THE EXCHANGE OFFER

   As used in this "The Exchange Offer" section, all references to "we," "us," "our" and all similar references are to Toll Brothers Finance Corp.

   As of the date of this prospectus, $300 million in principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders on July 15, 2003.

Purpose of the Exchange Offer

   We issued the old notes on November 22, 2002 in a transaction exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

   In connection with the sale of the old notes, we entered into a registration rights agreement, which requires us to:

     o file a registration statement with the Securities and Exchange Commission (the "Commission") relating to the exchange offer on or prior to 120 days after the date of issuance of the old notes;

     o use our reasonable efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act within 235 days after the date of issuance of the old notes; and

     o use our reasonable best efforts to complete the exchange offer no later than 35 days after the exchange offer registration statement becomes effective.

   We are making the exchange offer to satisfy our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes.

   We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

     o the exchange notes are acquired in the ordinary course of the holder's business;

     o the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     o the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

   For additional information, see the discussion in this section under the subheading "Resale of Exchange Notes."

   If you tender in the exchange offer for the purpose of participating in a distribution of the exchange notes, or if you are a broker-dealer who purchased the old notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, you cannot rely on the interpretations by the staff of the Commission stated in these no-action letters. Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

   Further, each broker-dealer that receives the exchange notes for its own account in exchange for the old notes, where the broker-dealer acquired the old notes as a result of market-making or other trading activities, must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that this prospectus may be used by a broker-dealer for any resale of exchange notes issued to it in the exchange offer for a period of 270 days after the expiration date of the exchange offer. We have the right, under limited circumstances, to suspend the use of this prospectus by broker-dealers, in which case the 270-day period would be extended by a number of days equal to the period of suspension. See "Plan of Distribution."

Terms of the Exchange

   We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $300 million in aggregate principal amount of our 6.875% senior notes due 2012 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 6.875% senior notes due 2012. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that:

     o the exchange notes will have been registered under the Securities Act of 1933, will not contain transfer restrictions, and will not bear legends restricting their transfer;

     o the exchange notes will not contain terms providing for the payment of additional interest under circumstances relating to our obligation to file and cause to be effective a registration statement;

     o the exchange notes will be represented by one or more global notes in book entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under "Description of the Exchange Notes - Global Notes and Book-Entry System"; and

     o the exchange notes will be issuable in denominations of $1,000 and integral multiples thereof.

   The exchange notes will generally be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement. The exchange notes will evidence the same indebtedness as the old notes exchanged therefor and will be entitled to the benefits of the indenture. For additional information, see the section "Description of Exchange Notes" in this prospectus.

   The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes.

   The exchange notes will accrue interest from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was on November 22, 2002. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

   Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the old notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

   The exchange offer will expire at 5:00 p.m., New York City time, on August 12, 2003, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the "expiration date." The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. We will extend the expiration date by giving oral or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.


   We expressly reserve the right to:


     o terminate or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified in this section under the subheading "Certain Conditions to the Exchange Offer" which have not been waived by us; and

     o amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the old notes, whether before or after any tender of the old notes.

   If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable.

   For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the old notes promptly following the expiration date.

Procedures For Tendering Old Notes

   Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

   A holder of old notes may tender the old notes by:

     o  properly completing and signing the letter of transmittal;

     o  properly completing any required signature guarantees;

     o properly completing any other documents required by the letter of transmittal; and

     o delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth below at or prior to 5:00 p.m., New York City time on the expiration date; or

     o  complying with the procedure for book-entry transfer described below;
        or

     o  complying with the guaranteed delivery procedures described below.

   The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send old notes or letters of transmittal to us.

   The signature on the letter of transmittal need not be guaranteed if:

     o tendered old notes are registered in the name of the signer of the letter of transmittal; and

     o the exchange notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

     o  any untendered old notes are to be reissued in the name of the holder.

   In any other case, the tendered old notes must be:

     o endorsed or accompanied by written instruments of transfer in form satisfactory to us;

     o  duly executed by the holder; and

     o the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an "eligible institution" that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

   If the exchange notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

   The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company, the "book-entry transfer facility," for the purpose of facilitating the exchange offer. We refer to the Depository Trust Company in this prospectus as "DTC." Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with the book-entry transfer facility's procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent's message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

   The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as "ATOP." Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message.

   The term "agent's message" means a message which:

     o  is transmitted by DTC;

     o received by the exchange agent and forming part of the book-entry transfer;

     o states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

     o states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

     o  states that we may enforce the agreement against the participant.

   If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an eligible institution setting forth:

     o  the name and address of the tendering holder;

     o the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

     o a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the old notes in proper form for transfer, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at the book-entry transfer facility and an agent's message, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

   Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

     o the tendering holder's properly completed and duly signed letter of transmittal, or a properly transmitted agent's message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent; or

     o a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

   Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent's message.

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the old notes.

   If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

   By tendering, each holder represents to us that, among other things:

     o the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

     o the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

     o the holder is not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act.

   Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see the section "Plan of Distribution" in this prospectus.

Terms and Conditions of the Letter of Transmittal

   The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

   The party tendering old notes for exchange exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as the party's agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the "transferor." The transferor represents and warrants that the transferor has full power and authority to tender, exchange, assign and transfer the old notes and to acquire exchange notes issuable upon the exchange of the tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that the transferor will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or transfer ownership of the old notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of exchange notes in exchange for old notes will constitute performance in full by us of various of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

   The transferor certifies that the transferor: is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; is acquiring the exchange notes offered hereby in the ordinary course of the transferor's business; and has no arrangement with any person to participate in the distribution of the exchange notes.

   Each holder, other than a broker-dealer, must acknowledge that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes. Each transferor which is a broker-dealer receiving the exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Withdrawal Rights

   Tenders of old notes may be withdrawn at any time before 5:00 p.m. New York City time, on the expiration date.

   For a withdrawal to be effective, a written notice of withdrawal sent by telex, facsimile transmission, or letter must be received by the exchange agent at the address set forth in this prospectus before 5:00 p.m. New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person having tendered the old notes to be withdrawn;

     o identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

     o include a statement that the holder is withdrawing the holder's election to have the old notes exchanged;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

     o specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

   The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.


   Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described in this section under the subheading "Procedures for Tendering Old Notes" at any time before the expiration date.


Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all old notes properly tendered and not validly withdrawn and will issue or cause to be issued the exchange notes promptly after such acceptance. See the discussion in this section under the subheading "Certain Conditions to the Exchange Offer" for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

   For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

   In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after:

     o timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility;

     o a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

     o  timely receipt by the exchange agent of all other required documents.

   If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the old notes will be returned as promptly as practicable after the expiration of the exchange offer.

Certain Conditions to the Exchange Offer


   Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if, at any time before the acceptance of the old notes for exchange or the exchange of the exchange notes for such old notes, in our reasonable judgment any of the following conditions exist:


     o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

     o the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission.

   Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the old notes.

   The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

   If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

   The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

Exchange Agent

   Bank One Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:




    By Registered
    or Certified      Facsimile Transactions:
    Mail:             (Eligible Institutions Only)    By Hand or Overnight Delivery:
    -----             ----------------------------    ------------------------------
    Bank One          (614) 248-9987                  Bank One Trust Company, N.A.
    Trust                                             1111 Polaris Parkway
    Company, N.A.     To Confirm by Telephone         Suite N1-OH1-0184
    1111 Polaris      or for Information Call:        Columbus, Ohio 43240
    Parkway           ------------------------        Attn: Exchanges
    Suite N1-OH1-     (800) 346-5153
    0184
    Columbus,
    Ohio 43240
    Attn:
    Exchanges




   You should direct questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

   Delivery to an address other than as set forth on the letter of transmittal, or transmissions of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the old notes and in handling or forwarding tenders for their customers.

   We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate the expenses to be approximately $250,000, which includes fees and expenses of the exchange agent and trustee, registration fees, and accounting, legal, printing and related fees and expenses.

   No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of old notes in the jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

     o certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered; or

     o tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

   We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

   For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for old notes. We will amortize costs incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure To Exchange

   Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

   Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

   As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

   We may in the future seek to acquire, subject to the terms of the indenture, untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

Resale of Exchange Notes

   We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

     o the exchange notes are acquired in the ordinary course of the holder's business; and

     o the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

   However, any holder who:

     o  is an "affiliate" of ours;

     o has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

     o is a broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

cannot rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see the section "Plan of Distribution" in this prospectus.

Shelf Registration Statement

   If:

     o any changes in law or the applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer; or

     o for any reason the exchange offer registration statement is not declared effective within 235 days following the date of original issuance of the old notes or the exchange offer, is not consummated within 35 days after the exchange offer registration statement is declared effective; or

     o any holder of the old notes, other than the initial purchasers, is not eligible to participate in the exchange offer or elects to participate in the exchange offer but does not receive freely transferable exchange notes; or

     o  any initial purchaser so requests under specified circumstances; or

     o in the judgment of the holders of a majority of the old notes, the interests of the holders of the old notes, taken as a whole, would be materially adversely affected by consummation of the exchange offer, we will, at our cost:

     o  file a shelf registration statement with the Commission no later than
        (a) the 235th day after the date of original issuance of the old notes or (b) the 35th day after such filing obligation arises, whichever is later;

     o use our best efforts to cause the shelf registration statement to be declared effective by the Commission as promptly as practicable, but in no event later than the 270th day after the date of original issuance of the old notes (or 30 days after request by any initial purchaser); and

     o use our best efforts to keep the shelf registration statement continuously effective for a period of two years after the latest date on which old notes were originally issued or, if earlier, until all the Registrable Notes (as defined below) covered by the shelf registration statement are sold thereunder or cease to be Registrable Notes.

   We will, in the event of the filing of a shelf registration statement, provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement for the old notes has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder of old notes that sells the old notes pursuant to the shelf registration statement generally:

     o will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers;

     o will be subject to some of the civil liability provisions under the Securities Act in connection with the sales; and

     o will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations.

Additional Interest

   The registration rights agreement states that if a Registration Default (as defined below) occurs, then Toll Brothers Finance Corp. will be required to pay additional interest to each holder of Registrable Notes. During the first 90-day period that a Registration Default occurs and is continuing, Toll Brothers Finance Corp. will pay additional interest on the Registrable Notes at a rate of 0.25% per year. If a Registration Default shall occur and be continuing for a period of more than 90 days, then the amount of additional interest Toll Brothers Finance Corp. will be required to pay on the Registrable Notes will increase, effective from and after the 91st day in such period, by an additional 0.25% per year until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per year. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the old notes in the same manner as interest payments on the Registrable Notes, with payments being made on the interest payment dates for old notes. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs. Additional interest will not be payable on any old notes other than Registrable Notes.

   You will not be entitled to receive any additional interest on any Registrable Notes if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, such Registrable Notes for exchange notes in the exchange offer.

   A "Registration Default" shall occur if:

     o we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

     o any of such registration statements is not declared effective by the Commission on or before the date specified for such effectiveness; or

     o we fail to complete the exchange offer on or before the date specified for such completion; or

     o the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the old notes during the period specified in the registration rights agreement, except as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under "Shelf Registration" above.

   "Registrable Notes" means the old notes, provided, however, that any old notes shall cease to be Registrable Notes when (1) a registration statement with respect to such old notes shall have been declared effective under the Securities Act and such old notes shall have been disposed of pursuant to the registration statement, (2) such old notes shall have been sold to the public pursuant to Rule 144(k) (or any similar provision then in force, but not Rule
144A) under the Securities Act, (3) such old notes shall have ceased to be outstanding or (4) such old notes have been exchanged for exchange notes which have been registered pursuant to the exchange offer registration statement upon consummation of the exchange offer subject, in the case of this clause
(4), to certain exceptions.

                         DESCRIPTION OF EXCHANGE NOTES


General

   The exchange notes will be issued under an indenture dated as of November 22, 2002 (the "Base Indenture"), among Toll Brothers Finance Corp., as issuer, the guarantors named therein, including Toll Brothers, Inc. (collectively, the "Guarantors"), and Bank One Trust Company, National Association, as trustee (the "Trustee"). A copy of the Base Indenture and the authorizing resolutions related thereto (together with the Base Indenture, the "Indenture") have been filed as exhibits to the registration statement which includes this prospectus. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

   We have summarized selected provisions of the Indenture below. The summary is not complete. Copies of the Indenture are available upon request made to us. You should read the Indenture for provisions that may be important to you. A summary of some of the defined terms used in the Indenture is provided below under "Definitions." Reference is made to the Indenture for the full definition of all these terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

   As used in this "Description of Exchange Notes" section, all references to "we," "us," "our" and all similar references are to Toll Brothers Finance Corp.

Principal, Maturity and Interest

   The Indenture will not limit the amount of senior debt securities that we may issue under the Indenture. We may issue senior debt securities under the Indenture from time to time in one or more series. The old notes and the exchange notes will constitute a single series of debt securities under the Indenture and will vote together as a single series of senior debt securities under the Indenture and will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

   The exchange notes will be unsecured and unsubordinated obligations of Toll Brothers Finance Corp. and will rank equally and ratably with its other unsecured and unsubordinated indebtedness including, without limitation, $300 million aggregate principal amount of such unsecured and unsubordinated indebtedness outstanding, such indebtedness consisting of the $300 million aggregate principal amount of old notes, and any indebtedness arising from our guarantee of the Bank Credit Facilities.

   Toll Brothers, Inc. conducts its operations through its subsidiaries and therefore it is primarily dependent on the earnings and cash flows of its subsidiaries to meet its debt service obligations.


   Any right Toll Brothers Finance Corp., Toll Brothers, Inc. or Toll Brothers, Inc.'s creditors have to participate in the assets of any of Toll Brothers, Inc.'s subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors. Accordingly, the exchange notes will be structurally subordinated to the creditors of Toll Brothers, Inc.'s subsidiaries. The exchange notes will, however, have the benefit of the guarantees from Guarantors (each, a "Guarantee" and collectively, the "Guarantees"), which include Toll Brothers, Inc. and Toll Brothers, Inc.'s subsidiaries that guarantee the Bank Credit Facilities. The exchange notes will continue to be structurally subordinated to the prior claims of creditors of non-Guarantor subsidiaries of Toll Brothers, Inc., including trade creditors, the aggregate amount of which, at April 30, 2003, was approximately $108 million. Further, each Guarantee from a Guarantor, is unsecured and, accordingly, will be subordinated to the secured debt of that Guarantor. At April 30, 2003, the Guarantors had approximately $42.8 million aggregate principal amount of such Guarantor secured indebtedness for borrowed money outstanding, comprised principally of indebtedness secured by purchase money mortgages on certain of their respective real property. Toll Brothers, Inc.'s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes or to make any funds available therefor, whether by dividends, loans or other payments, other than if and as expressly provided in the Guarantees. The payment of dividends and the making of loans and advances to Toll Brothers, Inc. by its subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.


   The exchange notes will mature on November 15, 2012. Interest on the exchange notes will accrue at a rate of 6.875% per annum, will be computed on the basis of a 360-day year of twelve 30-day months and will be payable semi-annually in arrears on each May 15 and November 15 (each an "Interest Payment Date"), commencing May 15, 2003. Interest will accrue from November 22, 2002, the date of issuance of the old notes, or, if interest has already been paid, from the date it was most recently paid. Toll Brothers Finance Corp. will pay interest to the persons in whose names the exchange notes are registered at the close of business on November 1 or May 1, as the case may be, before any Interest Payment Date.


   We expect that payments of principal, premium, if any, and interest to owners of beneficial interests in global notes will be made in accordance with the procedures of The Depository Trust Company ("DTC") and its participants in effect from time to time. DTC will initially act as the depository for the global notes.


   The exchange notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

   The exchange notes will be issued only in fully registered form without coupons, in denominations of $1,000 and multiples thereof. The exchange notes will initially be represented by one or more global notes in book-entry form. See "Global Notes and Book Entry System."

   The principal of, premium, if any, and interest on the exchange notes will be payable, and, subject to the restrictions on transfer described herein. The exchange notes may be surrendered for registration of transfer or exchange, at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. The office or agency initially maintained by us for the foregoing purposes shall be the office of the Trustee. No service charge will be made for any registration of transfer or exchange of the exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   If any Interest Payment Date or maturity date of any of the exchange notes is not a business day at any place of payment, then payment of principal, premium, if any, and interest need not be made at such place of payment on that date but may be made on the next succeeding business day at that place of payment, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or maturity date, as the case may be.

   The Indenture does not limit the amount of indebtedness that Toll Brothers Finance Corp., Toll Brothers, Inc. or Toll Brothers, Inc.'s subsidiaries may issue. The Indenture does not contain covenants or other provisions designed to afford holders of the exchange notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

   We expect that interests in the global notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in these interests will therefore be required by DTC to settle in immediately available funds.

   The exchange notes are expected to be listed on the New York Stock Exchange. However, there can be no assurance as to the development or liquidity of any trading market for the exchange notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling exchange notes, or you may be unable to sell them at all. If a public trading market develops for the exchange notes, it may not be liquid and it may be discontinued at any time. Moreover, future trading prices of the exchange notes would depend on many factors, including, among others, prevailing interest rates, our operating results and the market for similar securities. Depending on prevailing interest rates, our financial condition, the market for similar securities and other factors, the exchange notes could trade at a discount from their principal amount.

Guarantees


   Payment of principal, premium, if any, and interest on the exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of the Guarantors. Each Guarantee will be a full and unconditional unsecured senior obligation of the Guarantor issuing such Guarantee, ranking equal in right of payment with all existing and future debt of the Guarantor that is pari passu with the Guarantee including, without limitation, any indebtedness arising from the Guarantor's Guarantee of the Bank Credit Facilities. Each Guarantee from a Guarantor will be subordinated to the secured debt of that Guarantor. At April 30, 2003, the Guarantors had approximately $42.8 million aggregate principal amount of such secured indebtedness, principally in the form of purchase money mortgages on certain of their respective real property. Further, the Guarantee of Toll Brothers, Inc. will be structurally subordinated to the prior claims of creditors, including trade creditors, of Toll Brothers, Inc.'s non- Guarantor subsidiaries, the aggregate amount of which, at April 30, 2003, was approximately $108 million. The Guarantees of Toll Brothers, Inc. and Toll Corp. will rank senior to the senior subordinated notes issued by Toll Corp. and Toll Brothers, Inc.'s guarantee thereof.


   The Indenture provides that, in the event any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such Guarantee will be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

   The Indenture provides that any subsidiary of Toll Brothers, Inc. that provides a guarantee of the Bank Credit Facilities will guarantee the exchange notes. The Indenture further provides that any Guarantor other than Toll Brothers, Inc. may be released from its Guarantee so long as (1) no default or Event of Default exists or would result from release of such Guarantee, (2) the Guarantor being released has Consolidated Net Worth of less than 5% of Toll Brothers, Inc.'s Consolidated Net Worth as of the end of the most recent fiscal quarter, (3) the Guarantors released from their Guarantees in any fiscal year comprised in the aggregate less than 10% (or 15% if and to the extent necessary to permit the cure of a default) of Toll Brothers, Inc.'s Consolidated Net Worth as of the end of the most recent fiscal quarter, (4) such release would not have a material adverse effect on the homebuilding business of Toll Brothers, Inc. and its subsidiaries and (5) the Guarantor is released from its guaranty(ees) under the Bank Credit Facilities. If there are no guarantors under the Bank Credit Facilities, Guarantors under the Indenture, other than Toll Brothers, Inc., will be released from their Guarantees.

Optional Redemption

   We may, at our option, redeem the exchange notes in whole at any time or in part from time to time, on at least 30 but not more than 60 days' prior notice, at a redemption price equal to the greater of:

     o  100% of their principal amount, and

     o the present value of the Remaining Scheduled Payments (as defined below) on the exchange notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 45 basis points (0.45%).

   We will also accrue interest on the exchange notes to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

   If money sufficient to pay the redemption price of and accrued interest on the exchange notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the exchange notes (or such portions thereof) called for redemption and such exchange notes will cease to be outstanding.


   In determining whether to redeem the exchange notes, we will generally consider one or more of the following factors:

     o  prevailing interest rates;




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

     o  available cash; and

     o  other business considerations.

   "Comparable Treasury Issue" means, with respect to the exchange notes, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such price on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Reference Treasury Dealer" means (A) Banc of America Securities LLC, Salomon Smith Barney Inc. or one of the other initial purchasers (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

   "Remaining Scheduled Payments" means, with respect to any exchange notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such exchange note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain Covenants

   Restrictions on Secured Debt. The Indenture provides that Toll Brothers Finance Corp. and Toll Brothers, Inc. will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the exchange notes will be secured equally and ratably with (or prior
to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

        (1) Security Interests in model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat or thereon;

        (2) Security Interests in property at the time of its acquisition by Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary, including Capitalized Lease Obligations, which Security Interests secure obligations assumed by Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary, or in the property of a corporation or other entity at the time it is merged into or

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
     consolidated with Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects the property of Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary prior to such transaction);

        (3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary;

        (4) Security Interests incurred in connection with pollution control, industrial revenue, water, sewage or any similar item; and

        (5) Security Interests securing Indebtedness of a Restricted Subsidiary owing to Toll Brothers Finance Corp., Toll Brothers, Inc. or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by Toll Brothers, Inc. or Security Interests securing Toll Brothers
     Financing Corp.'s Indebtedness owing to a Guarantor.

   Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

   In addition, Toll Brothers Finance Corp. and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the exchange notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) above and any Secured Debt in relation to which the exchange notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Lease-back Transactions (excluding Attributable Debt (as defined below) in respect of Sale and Lease-back Transactions (as defined below) as to which the provisions of clauses (1) through (3) described under "Restrictions on Sale and Lease-back Transactions" have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).

   The provisions described above with respect to limitations on Secured
Debt are not applicable to Non-Recourse Indebtedness (as defined below) by virtue of the definition of Secured Debt, and will not restrict or limit Toll Brothers Finance Corp.'s or the Guarantors' ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

   Restrictions on Sale and Lease-back Transactions. The Indenture provides that Toll Brothers Finance Corp. and Toll Brothers, Inc. will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-back Transaction, unless:

        (1) notice is promptly given to the Trustee of the Sale and Lease-back Transaction;

        (2) fair value is received by Toll Brothers Finance Corp., Toll Brothers, Inc. or the relevant Restricted Subsidiary for the property sold (as determined in good faith by Toll Brothers, Inc. communicated in writing to the Trustee); and

        (3) Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary, within 365 days after the completion of the Sale and Lease-back Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds of such Sale and Lease-back Transaction:

        o to the redemption, repayment or retirement of (a) senior notes of any series under the Indenture (including the cancellation by the Trustee of any senior notes of any series delivered by Toll Brothers Finance Corp. to the Trustee), (b) Indebtedness of ours that ranks equally with the senior notes, or (c) Indebtedness of any Guarantor that ranks equally with the Guarantee of such Guarantor, and/or

        o to the purchase by Toll Brothers Finance Corp., Toll Brothers, Inc. or any Restricted Subsidiary of property used in their respective trade or businesses.


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
   This provision will not apply to a Sale and Lease-back Transaction that relates to a sale of a property that occurs within 180 days from the later of
(x) the date of acquisition of the property by Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary, (y) the date of the completion of construction of that property or (z) the date of commencement of full operations on that property. In addition, Toll Brothers Finance Corp. and the Guarantors may, without complying with the above restrictions, enter into a Sale and Lease-back Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) described in "Restrictions on Secured Debt" above and any Secured Debt in relation to which the exchange notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Lease-back Transactions (excluding Attributable Debt in respect of Sale and Lease-back Transactions as to which the provisions of clauses (1) through (3) above have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Definitions

   "Attributable Debt" means, in respect of a Sale and Lease-back Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding senior notes of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

   "Bank Credit Facilities" means the Revolving Bank Credit Facility and the Bank Term Loan.

   "Bank Term Loan" means the Term Loan agreement by and among First Huntingdon Finance Corp., Toll Brothers, Inc. and the lenders that are parties thereto, dated July 25, 2000, as amended, and any related documents (including, without limitation, any guarantees or security documents), as such agreements (and such related documents) may be amended, restated, supplemented, renewed, replaced by the existing lenders or by successors or otherwise modified from time to time, including any agreement(s) extending the maturity of or refinancing or refunding all or any portion of the indebtedness or increasing the amount to be borrowed under such agreements or any successor agreements(s), whether or not by or among the same parties.

   "Consolidated Net Tangible Assets" means the total amount of assets which would be included on a combined balance sheet of us and the Guarantors under accounting principles generally accepted in the United States (less applicable reserves and other properly deductible items) after deducting therefrom:

        (1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

        (2) investments in subsidiaries that are not Restricted Subsidiaries;
     and

        (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other tangible assets.

   "Consolidated Net Worth" of any person means the consolidated stockholders' equity of the person determined in accordance with accounting principles generally accepted in the United States.

   "Indebtedness" means (1) any liability of any person (A) for borrowed money,
(B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), (C) for the payment of money relating to a Capitalized Lease Obligation or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (2) any liability of others described in the

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
preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; (3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (4) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1), (2) and
(3) above.

   "Non-Recourse Indebtedness" means Indebtedness or other obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability on the part of Toll Brothers, Inc., Toll Brothers Finance Corp. or any Restricted Subsidiary (other than the Restricted Subsidiary which holds title to the property) for any deficiency.

   "Redeemable Capital Stock" means any capital stock of Toll Brothers Finance Corp., Toll Brothers, Inc. or any Subsidiary of Toll Brothers, Inc. that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

   "Restricted Subsidiary" means any Guarantor other than Toll Brothers, Inc.

   "Revolving Bank Credit Facility" means the Amended and Restated Credit Agreement by and among First Huntingdon Finance Corp., Toll Brothers Inc. and the lenders named therein dated May 18, 2001, as amended, and any related documents (including, without limitation, any guarantees or security documents), as such agreements (and such related documents) may be amended, restated, supplemented, renewed, replaced by the existing lenders or by successors or otherwise modified from time to time, including any agreement(s) extending the maturity of or refinancing or refunding all or any portion of the indebtedness or increasing the amount to be borrowed under such agreement(s) or any successor agreement(s), whether or not by or among the same parties.

   "Sale and Lease-back Transaction" means a sale or transfer made by Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary (except a sale or transfer made to Toll Brothers Finance Corp., Toll Brothers, Inc. or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary for more than a three-year term.

   "Secured Debt" means any Indebtedness which is secured by (1) a Security Interest in any of the property of Toll Brothers Finance Corp., Toll Brothers, Inc. or any Restricted Subsidiary or (2) a Security Interest in shares of stock owned directly or indirectly by Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary in a corporation or in equity interests owned by Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in Toll Brothers, Inc.'s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which Toll Brothers Finance Corp., Toll Brothers, Inc. or a Restricted Subsidiary has an equity interest; provided that "Secured Debt" shall not include Non-Recourse Indebtedness, as such categories of assets are determined in accordance with accounting principles generally accepted in the United States. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

   "Security Interests" means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

   "Significant Subsidiary" means any Subsidiary (1) whose revenues exceed 10% of Toll Brothers, Inc.'s total revenues, in each case for the most recent fiscal year, or (2) whose net worth exceeds 10% of Toll Brothers Inc.'s total stockholders' equity, in each case as of the end of the most recent fiscal year.

   "Subsidiary" means any person of which Toll Brothers, Inc., directly and/or indirectly through one or more Subsidiaries, owns, at the time of determination, more than 50% of the shares of Voting Stock.

   "Voting Stock" means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Consolidation, Merger and Sale of Assets

   Neither Toll Brothers Finance Corp. nor any of the Guarantors will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless:

        (1) the person is a corporation, in the case of Toll Brothers Finance Corp. or Toll Brothers, Inc., or any other legal entity in the case of any other Guarantor, organized under the laws of the United States of America or any state thereof,

        (2) the person assumes by supplemental indenture all the obligations of Toll Brothers Finance Corp. or such Guarantor, as the case may be, relating to the exchange notes or, the Guarantee, as the case may be, and the Indenture and shall also expressly assume by an amendment or supplement executed and delivered to the Trustee, in form satisfactory to the Trustee, all of Toll Brothers Finance Corp.'s and the Guarantors', as the case may be, covenants and other obligations under the Registration Rights Agreement; and

        (3) immediately after the transaction no Event of Default exists; provided that this clause (3) will not restrict or be applicable to a consolidation, merger, sale, assignment, transfer or lease of a Guarantor with, into or to Toll Brothers Finance Corp., Toll Brothers, Inc. or another Subsidiary that is, or concurrently with the completion of such consolidation, merger, sale, assignment, transfer, or lease becomes, a Guarantor.

   Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for Toll Brothers Finance Corp. or such Guarantor (including any merger or consolidation described in the proviso at the end of the immediately preceding clause (3), as applicable, under the Indenture. The successor may then exercise every power and right of Toll Brothers Finance Corp. or such Guarantor, as applicable, under the Indenture, and Toll Brothers Finance Corp. or such Guarantor, as applicable, will be released from all of its respective liabilities and obligations in respect of the exchange notes or the Guarantee, as applicable, and the Indenture. If Toll Brothers Finance Corp. or any Guarantor leases all or substantially all of its assets, the lessee will be the successor to Toll Brothers Finance Corp. or such Guarantor, as applicable, and may exercise every power and right of Toll Brothers Finance Corp. or such Guarantor, as the case may be, under the Indenture, but Toll Brothers Finance Corp. or such Guarantor, as the case may be, will not be released from its respective obligations to pay the principal of and premium, if any, and interest, if any, on the exchange notes.

Events of Default

   An Event of Default with respect to the exchange notes is defined in the Indenture as being, or having occurred in the event of:

        (1) default for 30 days in the payment of any installment of interest on the exchange notes;

        (2) default in the payment of any principal of the exchange notes;

        (3) default or breach by Toll Brothers Finance Corp., Toll Brothers, Inc., or any Guarantor which is a Significant Subsidiary in the performance of any of the agreements in the Indenture applicable to the exchange notes (other than a default or breach specifically dealt with elsewhere in the Indenture) which shall not have been remedied within a period of 60 days after receipt of written notice by Toll Brothers Finance Corp. and Toll Brothers, Inc. from the Trustee or by Toll Brothers Finance Corp., Toll Brothers, Inc. and the Trustee from the holders of not less than 25% in principal amount of the exchange notes issued under the Indenture then outstanding;

        (4) any default under an instrument evidencing or securing any of Toll Brothers Finance Corp.'s Indebtedness or the Indebtedness of any Guarantor (other than Non-Recourse Indebtedness) aggregating $10,000,000 or more in aggregate principal amount, resulting in the acceleration of such Indebtedness, or due to the failure to pay such Indebtedness at maturity;

        (5) the occurrence of an acceleration of, or a significant modification of the terms (including without limitation the payment of more than an insignificant amount of fees to the holders thereof) of any of Toll Corp.'s 7 3/4% Senior Subordinated Notes due 2007, 8 1/8% Senior Subordinated Notes due 2009, 8% Senior Subordinated Notes due 2009, 8 1/ 4% Senior Subordinated Notes due 2011 or 8.25% Senior Subordinated Notes due 2011 (each of these series of subordinated notes being referred to below as an "Outstanding Series"), provided that on the date of the occurrence, the outstanding principal amount of at least one Outstanding Series to which the occurrence relates exceeds $5,000,000;

        (6) any Guarantee in respect of the exchange notes by Toll Brothers, Inc. or a Guarantor that is a Significant Subsidiary shall for any reason cease to be, or be asserted in writing by Toll Brothers, Inc. or such Guarantor or Toll Brothers Finance Corp. not to be, in full force and effect and enforceable in accordance with its terms (other than by reason of the termination of the Indenture or the release or discharge of any such Guarantee in accordance with the terms of the Indenture); provided, however, that if Toll Brothers, Inc. or Toll Brothers Finance Corp. or such Guarantor asserts in writing that any such Guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (A) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such Guarantee unenforceable can be remedied within 10 days of the date of such assertion, (B) Toll Brothers, Inc. or Toll Brothers Finance Corp. or such Guarantor delivers an officer's certificate to the effect that Toll Brothers, Inc., Toll Brothers Finance Corp. or such Guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (C) such defect or defects are in fact so remedied within such 10-day period; and

        (7) certain events of bankruptcy, insolvency or reorganization involving us, Toll Brothers, Inc. or any Significant Subsidiary.

   We may cure any Event of Default that relates exclusively to a Guarantor other than Toll Brothers, Inc. by releasing such Guarantor from its Guarantee to the extent permitted by the provisions of the Indenture.

   The Indenture provides that if an Event of Default (other than an Event of Default described in clause (7) above) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of senior notes issued under the Indenture then outstanding may declare the principal amount of all the senior notes and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of or interest on senior notes of that series) may be waived by the holders of a majority in principal amount of the senior notes of that series then outstanding. If an Event of Default described in clause (7) above occurs and is continuing, then the principal amount of all the senior notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

   The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the exchange notes before proceeding to exercise any right or power under the Indenture at the request of the holders of the exchange notes. The Indenture also provides that the holders of a majority in principal amount of the outstanding exchange notes issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.


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
   No holder of senior notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (1) the holder shall have previously given the Trustee written notice of an Event of Default with respect to the senior notes, (2) the holders of at least 25% in aggregate principal amount of the senior notes issued under the Indenture shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall have failed to institute any such proceeding for 60 days after its receipt of such notice and (4) no direction inconsistent with such written request has been given to the Trustee during the 60-day period by the holders of a majority in principal amount of the outstanding senior notes under the Indenture. However, any right of a holder of senior notes to receive payment of the principal of and any interest on the senior notes on or after the dates expressed in the senior notes and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder.

   The Indenture contains a covenant that we will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.

Modification and Waiver

   We and the Trustee, with the consent of the holders of at least a majority of the principal amount of the outstanding senior notes issued under the Indenture, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the senior notes, except that no such supplemental indenture may, without the consent of the holder of each outstanding security affected by the supplemental indenture, among other things:

        (1) change the final maturity of the senior notes, or reduce the rate or extend the time of payment of interest on the senior notes, or reduce the principal amount of the senior notes, or impair the right to institute suit for payment of the senior notes;

        (2) reduce the percentage of senior notes, the consent of the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided in the Indenture;

        (3) modify any of the provisions regarding the modification of the Indenture, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby;

        (4) alter the provisions (including related definitions) with respect to redemption of senior notes;

        (5) modify the ranking or priority of the senior notes in a manner adverse to the holders of senior notes; or

        (6) make any senior note payable at a place or in money other than that stated in the senior note.

   Neither our Board of Directors nor the Board of Directors of any Guarantor has the power to waive any of the covenants of the Indenture including those relating to consolidation, merger or sale of assets.

   We and the Trustee may modify or amend provisions of the Indenture without the consent of any holder for any of the following purposes:

        (1) to evidence the succession of another person to us or any Guarantor under the Indenture and the senior notes;

        (2) to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the senior notes or to surrender any right or power conferred upon us or such Guarantor by the Indenture;

        (3) to add Events of Default for the benefit of the holders of the senior notes;

        (4) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding senior notes;

        (5) to secure any senior notes under the Indenture;

        (6) to establish the form or terms of the senior notes of any series;

        (7) to add Guarantors;

        (8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

        (9) to close the Indenture to authentication and delivery of additional series of senior notes;

        (10) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the senior notes, provided that such action shall not adversely affect the interests of the holders of the senior notes;

        (11) to remove a Guarantor in respect of any senior notes which, in accordance with the terms of the Indenture, ceases to be liable in respect of its Guarantee;

        (12) to cure any ambiguity, omission, defect or inconsistency in the Indenture, provided that such action does not adversely affect the interests of holders of the senior notes;

        (13) to provide that specific provisions of the Indenture will not apply to a series of securities not previously issued under the indenture;

        (14) to provide for uncertificated senior notes in addition to or in place of certificated senior notes; and

        (15) to make any other change that does not adversely affect the interests of holders of the senior notes.

   The holders of at least a majority in principal amount of the outstanding senior notes may, on behalf of the holders of all senior notes, waive any past default under the Indenture. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on any debt security or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding senior note.

Defeasance Provisions

   Defeasance and Discharge. The Indenture provides that we will be discharged from any and all obligations in respect of the senior notes of that series (except for certain obligations to register the transfer or exchange of senior notes, replace stolen, lost, destroyed or mutilated senior notes, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, government obligations or a combination thereof which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the senior notes of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the senior notes. This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the holders of the senior notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the senior notes of that series has occurred and is continuing on the date cash and/or government securities are deposited in trust and other conditions specified in the Indenture are satisfied. The term "government obligations" means securities of the government which issued the currency in which the senior notes of the series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.

   Defeasance of Certain Covenants. The Indenture also provides that we may omit to comply with the covenants described above under "Certain Covenants" and "Consolidation, Merger and Sale of Assets" with respect to the senior notes of that series if we comply with the following conditions. In order to exercise this option, we will be required to deposit with the Trustee money, government obligations or a combination thereof which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the senior notes of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the senior notes. We will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the senior notes of that series to recognize income, gain or loss for federal income tax purposes and that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.

   Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the senior notes of any series and those senior notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the senior notes of that series at the time of their stated maturity dates but may not be sufficient to pay amounts due on the senior notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Regarding the Trustee

   Bank One Trust Company, National Association will be the trustee under the Indenture pursuant to which the exchange notes are to be issued. Bank One Trust Company, National Association also is trustee under the indentures pursuant to which Toll Corp.'s 7 3/4% Senior Subordinated Notes due 2007, 8 1/ 8% Senior Subordinated Notes due 2009, 8% Senior Subordinated Notes due 2009, 8 1/4% Senior Subordinated Notes due 2011 and 8.25% Senior Subordinated Notes due 2011 were issued. Further, Banc One Capital Markets, Inc., an affiliate of the Trustee, is a lender and Administrative Agent under our Bank Credit Facilities and was an initial purchaser of the old notes.

Global Notes and Book-Entry System

   The Global Securities

   The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons. Such global notes will be deposited on the issue date with DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee under the Indenture pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. Beneficial interests in the global notes may not be exchanged for certificated notes except in the circumstances described below. All interests in global notes may be subject to the procedures and requirements of DTC.

   Exchanges of beneficial interests in one global security for interests in another global security will be subject to the applicable rules and procedures of DTC and its direct and indirect participants. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in that global security and become an interest in the global security to which the beneficial interest is transferred and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in the global security to which the beneficial interest is transferred for as long as it remains an interest in that global security.

   Certain Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.


   DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a direct or indirect custodial relationship with a participant ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.


   Upon the issuance of the global note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of the persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in the global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).


   So long as DTC or its nominee is the registered owner or holder of the global note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by the global note for all purposes under the Indenture and the exchange notes. Except as set forth herein, owners of beneficial interests in the global note will not be entitled to have exchange notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of exchange notes in definitive certificated form, and will not be considered holders of the exchange notes for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global note desires to give any notice or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give such notice to take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.


   Payments of the principal of, premium, if any, and interest on the global note will be made to DTC or its nominee, as the case may be, as the registered owner. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of the global note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global note, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for such payments.


   The Indenture provides that, if the Depository notifies us that it is unwilling or unable to continue as depository for the global notes or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depository within 90 days, or if there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the exchange notes, then we will issue certificated notes in exchange for the global note. In addition, we may at any time and in our sole discretion determine not to have the exchange notes represented by a global note and, in such event, will issue certificated notes in exchange for the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of certificated notes equal in principal amount to its beneficial interest and to have the certificated notes registered in its name. We expect that instructions for registering the certificated notes would be based upon directions received from the Depository with respect to ownership of the beneficial interests in the global note.


   Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


   According to DTC, the foregoing information with respect to DTC has been provided by it for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind. The information contained herein concerning DTC and its book-entry system has been obtained from sources that we believe are reliable, though DTC has declined to pass upon the accuracy of the statements contained herein.


Same-Day Funds

   We will make all payments of principal premium, if any, and interest on the global notes in immediately available funds to DTC.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



   The following is a summary of what we believe are the material federal income tax consequences to a holder of exchange notes (a "United States Holder") who is (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the district of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise), (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons will also be United States Holders.


   The following summary deals only with exchange notes held as capital assets by purchasers at the issue price who are United States Holders and not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding senior notes as a hedge against or which are hedged again currency risks, and persons whose functional currency is not the U.S. dollar. A person considering an investment in the exchange notes should consult his or her own tax advisor concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations.

   This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a United States Holder. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the exchange notes may differ from the treatment described below.

Exchange of Notes

   The exchange offer will occur by operation of the terms of the old notes and will not result in material changes as specifically referenced in the applicable treasury regulations and does not violate the option rules as set forth in the applicable treasury regulations. Consequently, no federal income tax consequences to United States Holders exchanging old notes for exchange notes under the exchange offer will occur.

   Each exchanging holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the old notes immediately before the exchange.

Payments of Interest

   As a general rule, interest paid or accrued on the exchange notes will be treated as ordinary income to United States Holders. A United States Holder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued on the exchange notes in ordinary income as interest accrues, while a United States Holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include interest in ordinary income when payments are received (or made available for receipt to) by the holder.

   We intend to take the position that the exchange notes do not, as of the issue date, represent contingent payment debt because the likelihood of paying an increased rate of interest as a result of a Registration Default is remote. A United States Holder may not take a contrary position unless such contrary position is disclosed in the proper manner to the IRS. United States Holders should consult their tax advisors regarding the tax consequences of the exchange notes being treated as contingent payment debt.

   If, contrary to current expectations, we pay additional interest, or if the IRS successfully asserts that these contingent payments were not remote as of the issue date, the amount and the timing of the interest income that a United States Holder is required to include in taxable income, as well as any gain on a sale of the exchange notes, might have to be redetermined, or recharacterized as ordinary income.

Sale, Exchange or Retirement of Exchange Notes

   A United States Holder's tax basis in an exchange note will generally be its cost. Upon the sale, exchange, redemption, or retirement of an exchange note, a United States Holder will generally recognize gain or loss on the sale, exchange, redemption or retirement equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest, which is treated as interest as described above) and the holder's tax basis in the exchange note. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 20% in respect of exchange notes held for more than one year, and a maximum tax rate of 18% in respect of exchange notes held for more than five years.

Withholding Taxes and Reporting Requirements


   Interest payments and payments of principal and any premium with respect to an exchange note will be reported to the extent required by the Code to the United States Holders and the IRS. These amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax will apply to these payments if a United States Holder fails to supply us or our agent in the manner required by applicable law with the holder's taxpayer identification number or if a United States Holder has been notified by the IRS that payments to such holder are subject to backup withholding. The backup withholding tax rate is 30% for payments made during the year 2003, 29% for payments made during the years 2004 and 2005, and 28% for payments made during the years 2006 through 2010. For payments made after 2010, the backup withholding tax rate will be increased to 31%.


                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 270 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents or by writing or telephoning us. See "Documents Incorporated by Reference."

   Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specific circumstances. For example, we may suspend the use of this prospectus if:

     o the Commission or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

     o the Commission or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

     o we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceedings for that purpose;

     o  the suspension is required by law;

     o the suspension is taken for valid business reasons, including the acquisition or divesture of assets or a material corporate transaction; or

     o an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

   If we suspend the use of this prospectus, the 270-day period referred to above will be extended by a number of days equal to the period of the suspension.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the senior notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


   Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania has rendered an opinion with respect to the validity and enforceability of the exchange notes being issued by Toll Brothers Finance Corp. and the Guarantee being issued by Toll Brothers, Inc. Kenneth J. Gary, Esquire, Senior Vice President and General Counsel of Toll Brothers, Inc., has rendered an opinion with respect to the validity and enforceability of the Guarantees being issued by the Guarantors other than Toll Brothers, Inc. Mr. Gary owns or has the right to acquire a number of shares of common stock of Toll Brothers, Inc. which is well below 1% of the outstanding common stock of Toll Brothers, Inc.

                                    EXPERTS


   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended October 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

===============================================================================







                                  $300,000,000



                          Toll Brothers Finance Corp.






                          6.875% Senior Notes due 2012








                                [graphic omitted]





                        -------------------------------

                                   PROSPECTUS
                                  July 11, 2003

                        -------------------------------






Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

We have agreed that, for a period of 270 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See "Plan of Distribution."

===============================================================================